UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

eSpeed, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 15, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, which will be held at eSpeed, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Thursday, December 13, 2007, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of six directors; (ii) the amendment and restatement of the eSpeed, Inc. Incentive Bonus Compensation Plan, as described in the accompanying proxy statement; and (iii) such other business as may properly come before the Annual Meeting and any adjournment thereof.

On May 29, 2007, eSpeed announced that it had entered into an Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 (the “merger agreement”), with BGC Partners, Inc. (“BGC Partners”); Cantor Fitzgerald, L.P.; BGC Partners, L.P., a Delaware limited partnership; BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership; and BGC Holdings, L.P., a Delaware limited partnership, pursuant to which eSpeed will acquire BGC Partners through a merger of BGC Partners with and into eSpeed (the “merger”). In connection with the proposed merger, the Company filed a preliminary proxy statement and related materials on November 6, 2007, and intends to file a definitive proxy statement and related materials, with the U.S. Securities and Exchange Commission (the “SEC”) for the special meeting of stockholders to vote on the proposed merger. BECAUSE THOSE DEFINITIVE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. The preliminary proxy statement and related materials are, and the definitive proxy statement and related materials, if and when they become available, will be, available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the preliminary proxy statement and related materials filed with the SEC on November 6, 2007, and will be set forth in its definitive proxy statement and related materials, if and when they become available, for the Company’s special meeting of stockholders to vote on the proposed merger. Stockholders may obtain additional information regarding the proposed merger by reading the definitive proxy statement and related materials relating to the proposed merger, if and when they become available.

Please note that this Annual Meeting Proxy Statement relates solely to our 2007 Annual Meeting of Stockholders and does not ask you to consider the merger agreement or the transactions contemplated by the merger agreement. As such, it does not reflect all of the terms and conditions of the proposed merger agreement or of the agreements related thereto and does not relate to the special meeting with respect to the proposed merger, which will be held on a future date. At the appropriate time, we will send a separate package of proxy solicitation materials to you for the special meeting in connection with the merger. The merger is subject to closing conditions set forth in the merger agreement, including among others the approval of the merger by the stockholders of eSpeed.

We hope you will find it convenient to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, FOR WHICH A RETURN ENVELOPE IS PROVIDED, OR CAST YOUR VOTE ON THE INTERNET. No postage need be affixed to the return envelope if it is mailed in the United States.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented.

You can vote your shares by completing and returning the enclosed proxy card by mail or by using the Internet. Please vote as soon as possible.

Our Annual Report for the fiscal year ended December 31, 2006 is being mailed to you together with the enclosed proxy materials.

Sincerely,

Howard W. Lutnick

Chairman of the Board of Directors

eSpeed, Inc.

110 East 59th Street

New York, NY 10022

Notice of 2007 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2007 Annual Meeting of Stockholders will be held at eSpeed, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Thursday, December 13, 2007, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect six (6) directors to hold office until the next annual meeting and until their successors are duly elected and qualified;

(2)	To approve the amendment and restatement of the eSpeed, Inc. Incentive Bonus Compensation Plan, as described in the accompanying proxy statement; and

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on November 9, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

November 15, 2007

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR CAST

YOUR VOTE ON THE INTERNET.

eSpeed, Inc.

110 East 59th Street

New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 13, 2007, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting. Our Annual Report for the fiscal year ended December 31, 2006 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about November 16, 2007.

The close of business on November 9, 2007 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share, or of our Class B common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 30,037,633 shares of our Class A common stock and 20,497,800 shares of our Class B common stock, for a total of 50,535,433 shares of our Common Equity, outstanding and entitled to vote.

Stockholders can vote their shares by mail or on the Internet. To vote using the Internet, please visit www.proxyvote.com and follow the instructions. To vote by mail, please complete, date sign and return the enclosed Proxy Card in the enclosed envelope.

A stockholder’s voting on the Internet or by completing and returning the enclosed Proxy Card will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who votes on the Internet or submits an executed Proxy Card has a right to revoke the Proxy at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by changing the stockholder’s vote on the Internet, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by Proxy at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum, but will have no other effect. For the purposes of determining whether stockholders have approved our Amended and Restated eSpeed, Inc. Incentive Bonus Compensation Plan, abstentions will be treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether stockholders have elected any director or approved the amendment and restatement of our Incentive Bonus Compensation Plan. A broker non-vote occurs when a nominee holding a share for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Pursuant to the trust agreement governing our eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Plan participants.

Unless specified otherwise, the Proxies will be voted FOR the election of all the nominees to serve as our directors, and FOR the approval of our Amended and Restated eSpeed, Inc. Incentive Bonus Compensation Plan. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 110 East 59th Street, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the Company’s 2006 Annual Report, which includes the Company’s Form 10-K/A for the year ended December 31, 2006 that we have previously filed with the Securities Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s Web site (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call (202) 551-8909 for further information on the Public Reference Room. To obtain documents from us, please direct requests in writing or by telephone to eSpeed, Inc., 110 East 59th Street, New York, NY 10022, Phone: (212) 610-2200, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits.

On May 29, 2007, eSpeed announced that it had entered into an Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 (the “merger agreement”), with BGC Partners, Inc. (“BGC Partners”); Cantor Fitzgerald, L.P. (“Cantor”); BGC Partners, L.P., a Delaware limited partnership; BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership; and BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”), pursuant to which eSpeed will acquire BGC Partners through a merger (the “merger”) of BGC Partners with and into eSpeed (the “Combined Company”). In connection with the proposed merger, the Company filed a preliminary proxy statement and related materials on November 6, 2007, and intends to file a definitive proxy statement and related materials, with the SEC for the special meeting of stockholders to vote on the proposed merger. The information presented above and elsewhere in this Proxy Statement relating to the merger may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, such information relating to the merger is subject to change based on future events, SEC comments and other factors. BECAUSE THOSE DEFINITIVE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. The preliminary proxy statement and related materials are, and the definitive proxy statement and related materials, if and when they become available, will be, available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the preliminary proxy statement and related materials filed with the SEC on November 6, 2007, and will be set forth in its definitive proxy statement and related materials, if and when they become available, for the Company’s special meeting of stockholders to vote on the proposed merger. Stockholders may obtain additional information regarding the proposed merger by reading the definitive proxy statement and related materials relating to the proposed merger, if and when they become available.

Please note that this Annual Meeting Proxy Statement relates solely to our 2007 Annual Meeting of Stockholders and does not ask you to consider the merger agreement or the transactions contemplated by the merger agreement. As such, it does not reflect all of the terms and conditions of the proposed merger agreement or of the agreements related thereto and does not relate to the special meeting with respect to the proposed merger, which will be held on a future date. At the appropriate time, we will send a separate package of proxy solicitation materials to you for the special meeting in connection with the merger. The merger is subject to closing conditions set forth in the merger agreement, including among others the approval of the merger by the stockholders of eSpeed.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of six members. Our Board, upon recommendation of our independent directors, has nominated six persons for election as directors at the 2007 Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the six nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Howard W. Lutnick	46	1999	Mr. Lutnick has been eSpeed’s Chairman of the Board of Directors and Chief Executive Officer since June 1999 and was eSpeed’s President from September 2001 to May 2004 and became eSpeed’s President again in January 2007. Following the merger, Mr. Lutnick will become the Chairman and Co-Chief Executive Officer of the Combined Company. Mr. Lutnick joined Cantor in 1983 and has served as President and Chief Executive Officer of Cantor since 1992. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the board of directors of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees and the board of directors of the Solomon Guggenheim Museum Foundation.

Lee M. Amaitis	57	2001	Mr. Amaitis has been our Vice Chairman since May 2004 and a director of eSpeed since September 2001. Following the merger, Mr. Amaitis will become the Co-Chief Executive Officer of the Combined Company. Mr. Amaitis also served as Global Chief Operating Officer of eSpeed from September 2001 to April 2004. Mr. Amaitis has been Vice Chairman of eSpeed International Limited since December 1999 and, since October 1, 2004, Chairman and Chief Executive Officer of BGC Partners. Mr. Amaitis was President and Chief Executive Officer of BGC International (formerly Cantor Fitzgerald International) and Cantor Fitzgerald Europe until December 2006. Prior to joining Cantor, Mr. Amaitis was Managing Partner and Senior Managing Director of Cowen Government Brokers from April 1991 to February 1995 and was Manager MBS and Limited Partner of Cowen & Co. from February 1989 to April 1991.

John H. Dalton	64	2002	Mr. Dalton has been eSpeed’s director since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association and lobbying organization composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the Board of Directors of IPG Photonics Corp., NorthStar Financial Services, LLC, a provider of long-term savings and retirement products in the United States, and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce. He also serves on the board of directors of Washington First Bank. Mr. Dalton

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
			serves as a member of the Special Committee with respect to the merger, the Audit Committee and the Compensation Committee.

Catherine P. Koshland	57	2007	Dr. Koshland has been eSpeed’s director since November 7, 2007. Dr. Koshland has been the Vice-Provost of Academic Planning and Facilities at the University of California, Berkeley since April 2004, a Professor of Environmental Health Sciences in the School of Public Health and a Professor in the Energy and Resources Group since 1997 and the Wood-Calvert Professor in Engineering since 1995. She joined the Berkeley faculty in 1984. Dr. Koshland served as Chair and Vice-Chair of the Berkeley Division, Academic Senate from 2002 to 2003 and from 2001 to 2002, respectively. From 1994 to 2006, Dr. Koshland was a director of the Combustion Institute. Since 2001, Dr. Koshland has served as a member of the Integrated Human Exposure Committee of the EPA’s Science Advisory Board. From 1998 to 2002, Dr. Koshland served on the California Air Resources Board Research Screening Committee and currently serves as Associate Director of the University of California, Berkeley Superfund Basic Research Program. Dr. Koshland has been a member of the Board of Managers of Haverford College since 1994, serving as Vice-Chair from 1999 to 2005 and Co-Chair since 2005. Dr. Koshland serves as a member of the Audit Committee and the Compensation Committee.

Barry R. Sloane	52	2006	Mr. Sloane has been eSpeed’s director since September 2006. Mr. Sloane has been Co-President and Co-Chief Executive Officer of Century Bancorp, Inc. since April 2006 and Co-President and Co-Chief Executive Officer of Century Bank since April 2005. From April 2004 to April 2005, Mr. Sloane was Executive Vice President and Co-Chief Operating Officer of Century Bank and its holding company, Century Bancorp, Inc. From October 2001 to March 2004, he was a Managing Director of Steinberg, Priest and Sloane Capital Management, LLC. Mr. Sloane is a Trustee and Chairman of the Finance Committee of the USS Intrepid Museum Foundation, Trustee and Chairman of the Investment Committee of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, a Trustee of the Beth Israel Deaconess Medical Center, a Trustee of the Savings Bank Employees Retirement Association, a Trustee of the Wheeler School and a member of the Dean’s Council of the John F. Kennedy School of Government at Harvard University. Mr. Sloane serves as a member of the Special Committee, the Audit Committee and the Compensation Committee.

Albert M. Weis	79	2002	Mr. Weis has been eSpeed’s director since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the audit committee of Synetic, Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the audit committee of Medical Manager Corporation (successor to Synetic, Inc.). Mr. Weis serves as a member of the Special Committee, the Audit Committee and the Compensation Committee.

VOTE REQUIRED FOR APPROVAL

The six nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE SIX NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of Messrs. Weis, Dalton and Sloane and Dr. Koshland currently qualifies as an “independent director” in accordance with the published listing requirements of The NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Meetings and Committees of our Board of Directors

Our Board of Directors held 15 meetings during the year ended December 31, 2006. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time.

Our Board of Directors has an Audit Committee. The members of the Audit Committee are currently Messrs. Dalton, Sloane and Weis and Dr. Koshland, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. The members of the Audit Committee also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of Directors to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis and Sloane are independent directors who have been determined to be audit committee financial experts. The Audit Committee operates pursuant to an Audit Committee Charter which is available at http://media.corporate-ir.net/media_files/nsd/espd/reports/audit.pdf or upon written request from eSpeed free of charge.

The Audit Committee selects our independent registered public accounting firm (“our Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Audit Committee held 15 meetings during the year ended December 31, 2006. Mr. Albert M. Weis became Chairman of the Audit Committee in November 2005. Mr. Sloane was appointed to the Audit Committee in September 2006, and Mr. Barry M. Gosin was appointed to the Audit Committee in February 2007. Mr. Gosin resigned from the Audit Committee on October 16, 2007. Dr. Koshland was appointed to the Audit Committee on November 7, 2007.

During 2006, our Audit Committee specifically approved the appointment of Deloitte & Touche LLP (“Deloitte”) to be our Auditors for the year ending December 31, 2007. Deloitte was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of our quarterly financial reports for the year ending December 31, 2007, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Deloitte, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

The Board of Directors also has a Compensation Committee. The members of the Compensation Committee are currently Messrs. Dalton, Sloane and Weis and Dr. Koshland, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our Amended and Restated 1999 Long Term Incentive Plan (“Equity Plan”) and our 2003 Incentive Bonus Compensation Plan (“Incentive Plan”). eSpeed does not have a Compensation Committee charter. The Compensation Committee held seven meetings during the year ended December 31, 2006. On September 27, 2006, Mr. Sloane was appointed to the Compensation Committee, and on February 1, 2007, Mr. Gosin was appointed to the Compensation Committee. Mr. Gosin resigned from the Compensation Committee on October 16, 2007. Dr. Koshland was appointed to the Compensation Committee on November 7, 2007.

During 2006, no director, except for Mr. Amaitis, attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by the published listing requirements of NASDAQ. The Board believes that such participation of all directors is appropriate given the size of the Board and the level of participation of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this Proxy Statement under the section entitled “Communications with the Board of Directors.”

The Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. The Board screens candidates, does reference checks and conducts interviews, as appropriate. The Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

Mr. Barry R. Sloane was appointed as a member of the Board of Directors on September 27, 2006. In early 2006, Mr. Lutnick and Mr. Dalton discussed the possible nomination of Mr. Sloane as a member of the Board. In June 2006, Mr. Lutnick and Mr. Dalton discussed Mr. Sloane’s qualifications with the other members of the Board, and Messrs. Weis and Morris agreed to interview him. Following these meetings and discussions with all members of the Board, the independent directors then recommended to the full Board that Mr. Sloane be appointed to the Board. Mr. Sloane’s appointment was approved by the Board on September 27, 2006, and he was elected for a one-year term by the stockholders in December 2006.

Mr. Barry M. Gosin was appointed as a member of the Board of Directors on February 1, 2007. In early 2007, Mr. Lutnick discussed with the independent directors the possible nomination of Mr. Gosin as a member of the Board of Directors. In January 2007, Messrs. Dalton, Sloane and Weis interviewed Mr. Gosin. Following these meetings and discussions with all members of the Board, Mr. Gosin’s appointment was approved by the Board on February 1, 2007. On October 16, 2007, Mr Gosin resigned from the Audit Committee and Compensation Committee as well as eSpeed’s Special Committee with respect to the merger. On November 7, 2007, Mr. Gosin resigned from the Board.

In October, 2007, Mr. Lutnick discussed with the independent directors the possible nomination of Dr. Koshland as a member of the Board of Directors. In early November 2007, Messrs. Dalton, Sloane and Weis interviewed Dr. Koshland. Following these meetings and discussions with all members of the Board, the independent directors then recommended to the full Board that Dr. Koshland be appointed to the Board to fill the vacancy left by Mr. Gosin. Dr. Koshland’s appointment was approved by the Board on November 7, 2007. Dr. Koshland also joined the Audit Committee and Compensation Committee.

Executive Sessions

In order to comply with NASDAQ rules, the Board of Directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At last year’s annual meeting of stockholders, held on December 14, 2006, four of the Company’s directors were in attendance.

Communications with the Board of Directors

Stockholders may contact any member of the Board of Directors, including to recommend a candidate for director, by addressing their correspondence to the director, c/o eSpeed, Inc., 110 E. 59th Street, New York, NY 10022, Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at a meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board. In addition to Messrs. Lutnick and Amaitis, who serve as members of the Board, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Stephen M. Merkel, 49, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel was our director from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Mr. Merkel serves as a director and Secretary of the Cantor ExchangeSM. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the board of directors of Freedom International Brokerage Company.

Paul Saltzman, 46, has been our Chief Operating Officer since June 2004. Prior to joining us, from 1995 to June 1, 2004, Mr. Saltzman was the Executive Vice President and General Counsel for The Bond Market Association, the trade association for the fixed income industry. Mr. Saltzman served as in-house counsel for Greenwich Capital Markets from 1994 to 1995 and for Kidder, Peabody & Co. from 1990 to 1994; from 1985 to 1990, he was an attorney for New York and Washington, D.C.-based law firms.

Frank V. Saracino, 41, has been our Interim Chief Accounting Officer since July 2006 and our Vice President and Global Controller since September 2004. Prior to joining us, from 2003 to 2004, Mr. Saracino served as an independent financial consultant. From 1996 to 2002, Mr. Saracino worked for Deutsche Bank Securities, Inc. as an investment banking Vice President focusing on Telecommunications Corporate Finance transactions and as a Vice President and Investment Banking Controller.

EXECUTIVE COMPENSATION

The table below presents the annual compensation for services in all capacities to the Company for 2006 for the Company’s (i) Chief Executive Officer, (ii) Principal Financial Officers, (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on December 31, 2006 and (iv) up to two additional individuals for whom disclosures would have been provided under (iii) above but for the fact that the individual was not serving as an executive officer on December 31, 2006. These officers are referred to as the “executive officers.” All dollar amounts are in United States dollars.

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Grant Awards ($)(2)	(f) Option Awards ($)(3)	(g) Non-Equity Incentive Plan Compensation ($)(4)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)(5)	(j) Total ($)
Howard W. Lutnick, Chairman of the Board, Chief Executive Officer and President	2006	1,000,000		—	146,793	500,000	—	3,000	1,649,793
Frank V. Saracino, Interim Chief Accounting Officer (Principal Financial Officer)(6)	2006	160,000	140,000	278	—	—	—	—	300,278
Lee M. Amaitis, Vice Chairman	2006	250,000	—	—	—	—	—	—	250,000
Stephen M. Merkel, Executive Vice President, General Counsel and Secretary	2006	600,000		1,389	—	150,000	—	3,000	754,389
Paul Saltzman, Chief Operating Officer	2006	747,917	200,000	20,446	—	355,000	—	—	1,323,363
Kevin Foley, Former President(7)	2006	900,000	—	—	—	600,000	—	3,000	1,503,000
Jay Ryan, Former Chief Financial Officer(8)	2006	112,792	—	—	—	—	—	—	112,792

(1)	Mr. Saracino received a discretionary bonus of $140,000 because he was not eligible to receive a bonus under the Incentive Plan. Mr. Saltzman received an annual bonus of $200,000 pursuant to his employment agreement.

(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of restricted stock unit awards pursuant to the Equity Plan and thus may include amounts from awards granted in and prior to 2006. In addition, Mr. Saltzman’s dollar amount recognized for financial statement reporting purposes includes the dollar amount recognized for awards of partnership units in Cantor granted by Cantor. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. More information with respect the calculation of these amounts is included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in our Form 10-K/A for the year ended December 31, 2006. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the executive officers.

(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to the Equity Plan and thus may include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. More information with respect to the calculations of these amounts is included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in our Form 10-K/A for the year ended December 31, 2006. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the executive officers.

(4)	The amounts in column (g) reflect the cash awards to the named individuals under the Incentive Plan, which is discussed in further detail under the heading “Compensation Discussion and Analysis—Bonus Compensation.”

(5)	The amount shown in column (i) reflects for each executive officer 401(k) matching contributions by the Company under the Deferral Plan and paid in shares of Class A common stock.

(6)	Mr. Saracino was appointed Interim Chief Accounting Officer on July 19, 2006.

(7)	Mr. Foley relinquished his role as President of eSpeed on January 1, 2007.

(8)	Mr. Ryan resigned on May 16, 2006.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the executive officers with respect to the year ended December 31, 2006:

Grants of Plan-Based Awards for the Year Ended December 31, 2006

(a) Name	(b) Grant Date	(c) (d) (e) Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			(f) (g) (h) Estimated Future Payouts Under Equity Incentive Plan Awards			(i) All Other Grant Awards: Number of Shares of Stock or Units (#)(2)	(j) All Other Option Awards: Number of Securities Under- lying Options (#)	(k) Exercise or Base Price of Option Awards ($/Sh)	(l) Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	08/22/06	—	—	—	—	—	—	—	250,000	8.42	1,170,100
	12/15/06	—	—	—	—	—	—	—	800,000	8.80	3,851,680
	—	—	—	5,000,000	—	—	—	—	—	—	—
Frank V. Saracino(4)	12/15/06	—	—	—	—	—	—	1,136	—	—	10,000
Lee M. Amaitis	—	—	—	5,000,000	—	—	—	—	—	—	—
Stephen M. Merkel	12/15/06 —	— —	— —	— 5,000,000	— —	— —	— —	5,681 —	— —	— —	50,000
Paul Saltzman	12/15/06 —	— —	— —	— 5,000,000	— —	— —	— —	5,681 —	— —	— —	50,000 —
Kevin Foley	—	—	—	5,000,000	—	—	—	—	—	—	—
Jay Ryan	—	—	—	—	—	—	—	—	—	—	—

(1)	The amounts shown in column (e) reflect the maximum payment under our Incentive Plan. During 2006, there were no specific minimum and target levels under our Incentive Plan. The $5,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan for 2006, and members of our Compensation Committee retain negative discretion to award less than this amount even if the performance criteria is met. Actual amounts paid pursuant to the Incentive Plan for 2006 are set forth in column (g) of the Summary Compensation Table.

(2)	The amounts shown in column (i) reflect the number of restricted stock units granted to each executive officer pursuant to our Equity Plan. The amount for Mr. Saltzman does not include $350,000 of partnership units in Cantor granted by Cantor on August 7, 2006. More information with respect to the partnership units is included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in our Form 10-K/A for the year ended December 31, 2006.

(3)	More information used in the calculations of these amounts is included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in our Form 10-K/A. In addition, the amount for Mr. Saltzman does not include $350,000 of partnership units in Cantor granted by Cantor having a fair value at the date of grant of $119,432.

(4)	Mr. Saracino was not eligible to participate in our Incentive Plan during 2006.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and restricted stock units that had not vested for each of the executive officers as of December 31, 2006:

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (2)(3)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	2,000,000	—	—	22.00	12/10/2009	—	—	—	—
	625,000	—	—	16.88	11/28/2010	—	—	—	—
	1,500,000	—	—	5.10	10/19/2011	—	—	—	—
	1,000,000	—	—	14.39	12/9/2012	—	—	—	—
	1,000,000	—	—	21.42	12/9/2013	—	—	—	—
	1,000,000	—	—	13.00	12/20/2014	—	—	—	—
	15,625	234,375	—	8.42	8/22/2016	—	—	—	—
	—	800,000	—	8.80	12/15/2016	—	—	—	—
Frank V. Saracino	7,500	—	—	11.47	12/20/2014			—	—
	—	—	—	—	—	1,136	9,917	—	—
Lee M. Amaitis	325,000	—	—	22.00	12/9/2009	—	—	—	—
	50,000	—	—	15.13	11/24/2010	—	—	—	—
	237,500	—	—	5.10	10/19/2011	—	—	—	—
	150,000	—	—	14.39	12/9/2012	—	—	—	—
	200,000	—	—	21.42	12/9/2013	—	—	—	—
	250,000	—	—	11.47	12/20/2014	—	—	—	—
Stephen M. Merkel	100,000	—	—	22.00	12/10/2009	—	—	—	—
	100,000	—	—	16.88	11/28/2010	—	—	—	—
	110,000	—	—	5.10	10/19/2011	—	—	—	—
	100,000	—	—	14.39	12/9/2012	—	—	—	—
	100,000	—	—	21.42	12/9/2013	—	—	—	—
	100,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	5,681	49,595	—	—
Paul Saltzman	200,000	—	—	17.67	4/29/2014			—	—
	150,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	5,681	49,595	—	—
Kevin Foley	500,000	—	—	17.43	5/3/2014	—	—	—	—
	375,000	—	—	11.47	12/20/2014	—	—	—	—
Jay Ryan(4)	—	—	—	—	—	—	—	—	—

(1)	All options listed above vest at a rate of 6.25% per quarter over the first four years of the ten-year option term.

(2)	All restricted stock units listed above vest annually from the date of grant over a two-year period, with 67% vesting on the first anniversary date.

(3)	The amounts for Mr. Saltzman do not include $350,000 of partnership units in Cantor granted by Cantor, which vest in six equal annual installments beginning on July 1, 2007.

(4)	Mr. Ryan’s options expired on August 14, 2006.

Option Exercises and Stock Vested; Pension Benefits and Nonqualified Preferred Compensation

None of our executive officers exercised any stock options and no restricted stock units vested during the year ended December 31, 2006. Additionally, none of our executive officers received any retirement pension benefits or nonqualified deferred compensation from eSpeed during the 2006 fiscal year.

Employment Agreements

We entered into an employment agreement with Kevin Foley, our former President, dated April 23, 2004 (the “Foley Agreement”). The Foley Agreement provided for Mr. Foley to serve us as our President for a term beginning on May 3, 2004 and ending on December 31, 2006. The Foley Agreement provided for an annual base salary of $900,000. In addition, it provided for a bonus payment (i) in 2004 of between $600,000 and $900,000 and (ii) in each of 2005 and 2006 of at least $600,000, subject in each such year to our achievement of certain operating earnings milestones. The Foley Agreement also provided that Mr. Foley would receive options to purchase 500,000 shares of our Class A common stock in accordance with the terms of our Equity Plan. These options were granted to Mr. Foley on May 3, 2004 at an exercise price of $17.43 per share and vested in equal installments every quarter for four years after the date of grant, provided that all such options would have become fully vested and exercisable upon the death of Mr. Foley while employed. On December 20, 2004, our Board of Directors accelerated the vesting of the remaining unvested stock options. These options were out-of-the-money at the time of vesting. The Foley Agreement expired on December 31 2006, and Mr. Foley became President and Chief Executive Officer of Aqua Securities, L.P. (“Aqua”), a new equities venture being launched by eSpeed and Cantor.

We entered into an employment agreement with Paul Saltzman, our Chief Operating Officer, dated April 29, 2004 (the “Saltzman Agreement”). The Saltzman Agreement provided for Mr. Saltzman to serve us in such capacity for a term beginning on May 24, 2004 and ending on December 31, 2006. The Saltzman Agreement provided for a signing bonus of $50,000, an annual base salary of $500,000, and a guaranteed bonus payment of $300,000 in each of 2004, 2005 and 2006. The Saltzman Agreement also provided that Mr. Saltzman would receive options to purchase 200,000 shares of our Class A common stock in accordance with the terms of our Equity Plan. These options were granted to Mr. Saltzman on April 29, 2004 at an exercise price of $17.67 per share and vested in equal installments every quarter for four years after the date of grant, provided that all such options would have become fully vested and exercisable upon the death of Mr. Saltzman while employed. On December 20, 2004, our Board of Directors accelerated the vesting of the remaining unvested stock options. These options were out-of-the-money at the time of vesting. On March 15, 2006, we amended the Saltzman Agreement. The amendment provided for an annual base salary of $800,000 and an annual bonus of $200,000 in 2006. The amended Saltzman Agreement expired on December 31, 2006.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, we pay to each non-employee director annual compensation of $25,000. We also pay $2,000 for each meeting of our Board and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of an non-employee director, at the option of such non-employee director, we issue to each non-employee director either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of the appointment or initial election of a non-employee director (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of such meeting (rounded down to the next whole share). These restricted stock units issued upon the appointment or initial election of a non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date. These options issued upon the appointment or initial election of an non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the optionee is still an non-employee director of our Board at the opening of business on such date.

We also grant to each non-employee director annually on the date of his or her re-election, in consideration for services provided, at the option of such non-employee director, either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such meeting (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date of such meeting (rounded down to the next whole share). These restricted stock units granted on an annual basis vest on the first anniversary of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date. These options granted on an annual basis vest on the first anniversary of the grant date, provided that the optionee is still a non-employee director of our Board at the opening of business on such date.

The restricted stock units and options described above are granted pursuant to our Equity Plan. Such restricted stock units and options are subject to the terms and conditions of the Equity Plan under which they are awarded and the execution and delivery of agreements with each recipient. Each option has a term of 10 years, and the exercise price for each option is equal to the closing price for the Class A common stock on the date of grant, as reported on the NASDAQ.

The table below summarizes the compensation paid by the company to non-employee directors for the year ended December 31, 2006:

Director Compensation for the Year Ended December 31, 2006

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(g) All Other Compensation ($)	(h) Total ($)
Albert M. Weis, Director	85,000	—	17,757	—	—	—	102,757
John H. Dalton, Director	60,000	—	17,757	—	—	—	77,757
Barry Sloane, Director(4)	39,000	9,479	—	—	—	—	48,479
Henry Morris, Former Director	82,000	—	10,905	—	—	—	92,905

(1)	Howard Lutnick, the Company’s Chairman of the Board, Chief Executive Officer and President, and Lee Amaitis, the Company’s Vice Chairman, are not included in this table as they are employees of the Company and thus received no compensation for their services as directors. The compensation received by Messrs. Lutnick and Amaitis as employees of the Company is shown in the Summary Compensation Table.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123R, and thus may include amounts from awards granted in and prior to 2006. In 2006, the fair value of the stock awards granted to each director was as follows:

Albert M. Weis: none; John H. Dalton: none; Barry R. Sloane: $70,000; and Henry Morris: none. For more information used in the calculations of these amounts, see footnote 14 to our audited financial statements for the year ended December 31, 2006, included in our Form 10-K/A for the year ended December 31, 2006. As of December 31, 2006, each director had the following number of restricted stock units outstanding: Albert M. Weis: none; John H. Dalton: none; Barry R. Sloane: 8,139; and Henry Morris: none.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123R, and thus includes amounts from options granted in and prior to 2006. As of December 31, 2006, each director had the following number of options outstanding: Albert M. Weis: 67,534; John H. Dalton: 77,534; Barry R. Sloane: none; and Henry Morris: 60,000.

(4)	Mr. Sloane was initially appointed as a director on September 27, 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors currently consists of Messrs. Dalton, Sloane and Weis and Dr. Koshland. All of the members of our Compensation Committee are non-employee directors and are not former officers. During 2006, none of our executive officers served as a member of the board of directors or on the compensation committee of a corporation where any of its executive officers served on our Compensation Committee or on our Board.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

eSpeed’s executive compensation program is designed to integrate compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different programs are geared to short-term and longer-term performance with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key operating objectives, such as growth or maintenance of market position, development of new products and marketplaces, meeting established goals for operating earnings and earnings per share, maintenance and development of customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual goals established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year such as development of specific products or customer relationships or agreements or executing or integrating acquisitions and strategic arrangements. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not generally be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance, and ultimately, the management of the company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through our stock option, restricted stock units and other equity incentive programs.

Overview of Compensation and Process

Executive compensation is composed of the following components: (i) a base salary, which is designed to attract talented employees and contribute to retaining, motivating and rewarding individual performance; (ii) an incentive cash bonus, which is intended to tie financial reward with the achievement of eSpeed’s short-term performance objectives; and (iii) a long-term incentive program, including options and restricted stock units, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of eSpeed’s executive officers with those of eSpeed’s stockholders. From time to time, we have also used employment agreements, including some specified bonus components, and other discretionary bonuses to attract and retain talented employees. Executive officers also receive health and dental insurance, life insurance, disability coverage and a 401(k) match consistent with that offered to other employees of eSpeed.

The Compensation Committee reviews and recommends to eSpeed’s Board of Directors for its approval the salaries and bonuses of eSpeed’s executive officers. In addition, the Compensation Committee approves grants to executive officers and otherwise administers our Equity Plan and Incentive Plan.

Base salaries for the following year are set for our executive officers at the year-end meetings of our Compensation Committee. At these meetings, our Compensation Committee also approves the incentive bonuses and any ad hoc bonuses for executive officers and grants restricted stock units or stock option awards to our executive officers. At the year-end Compensation Committee meetings, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to our executive officers. Such executive officers are not present at the time of these deliberations. The Chief Executive Officer also makes recommendations with respect to his own compensation, in conjunction with the Chairman of the Compensation Committee. The Compensation Committee deliberates on compensation decisions of all executive officers other than the Chief Executive Officer in the presence of the Chief Executive Officer and separately in executive session as to all executive officers, including the Chief Executive Officer. The Compensation Committee may accept or adjust such recommendations and makes the sole determination of the compensation of all of our executive officers.

During the first quarter of each fiscal year, it has been the practice of our Compensation Committee to establish incentive performance goals for executive officers, although the practice of the Compensation Committee has been to retain negative discretion to reduce or withhold bonus compensation at the end of the year. All executive officers in office at that time are eligible to participate.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executive officers to focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of our Compensation Committee, which considers a number of personal factors to determine the amount of salary, bonus and other benefits to pay each executive officer, including the following: performance in light of corporate and individual objectives; performance of general management responsibilities; operating earnings and earnings per share; maintenance and development of customer relationships; long-term competitive advantage; value of individual skills in support of long-term and short-term performance of our objectives; and management, leadership and customer relationships and satisfaction. In addition, corporate performance factors are considered in determining compensation policies, including achievement of operating profit; improvement in market position or other financial results or metrics reported by us; strategic business criteria, including goals relating to acquisitions or customer relationships; stock price and other matters. The Compensation Committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including Cantor and BGC Partners, but it does not specifically review the amount or nature of such compensation.

Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals or in the discretion of the Compensation Committee. We provide equity compensation to reward superior performance against specific objectives and long-term strategic goals and to assist in retaining executive officers and aligning the interests of eSpeed and its stockholders. Our compensation package for 2006 was weighted approximately 95% in cash compensation and 5% in equity compensation for Messrs. Saltzman, Merkel and Saracino. With respect to Mr. Lutnick, his compensation package for 2006 consisted of 23% in cash compensation and 77% in equity compensation, as determined based on a $5 million valuation of Mr. Lutnick’s 2006 options using the Black-Scholes method. As indicated below, Messrs. Foley and Amaitis did not receive an equity component to their 2006 compensation.

We generally intend that compensation paid to our Chief Executive Officer and the other executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), so long as this can be achieved in a manner consistent with the Committee’s other objectives. Section 162(m) of the Code generally eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1 million, unless the payments are qualified “performance-based” compensation as defined in Section 162(m) of the Code. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of executive compensation to comply with certain exemptions in Section 162(m). However, the Compensation Committee retains negative discretion to reduce or withhold bonus compensation to our executive officers and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.

In connection with the merger, we propose to enter into various compensatory, employment, and termination arrangements with certain executive officers. See “Certain Relationships and Related Transactions.”

Base Salary Compensation

We believe that the retention of executive officers who have developed the skills and expertise required to lead our organization is vital to our competitive strength. We further believe that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical. To this end, it is our policy to establish base pay at competitive levels. Our executive officers receive base salaries intended to reflect their skills, roles and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, will be reviewed and approved by our Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive officer’s experience.

Base Salaries Awarded in 2006 and Established for 2007

In setting base salaries for fiscal 2006, we considered qualifications, experience and responsibilities of our executive officers as well as contractual provisions then in effect with respect to our then-President and our Chief Operating Officer. For 2006, we did not make material changes to executive officer base salaries as compared to 2005, except that Mr. Saltzman’s base salary was increased to $800,000. With respect to our Chief Executive Officer, we also specifically considered salaries and total compensation packages of executives in our peer group of companies. For 2007, the Compensation Committee retained 2006 salaries for Messrs. Lutnick, Amaitis, Saltzman and Merkel and increased Mr. Saracino’s base salary by $10,000.

Bonus Compensation

We believe that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. In 2003, the Compensation Committee, the Board of Directors, and our stockholders approved the Incentive Plan, which provides a means for the payment of Section 162(m) qualified “performance-based” compensation in the form of bonuses to our executive officers while preserving our tax deduction.

Each year, the Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for each performance period. These performance criteria may vary from participant to participant and will be determined by the Compensation Committee and may be based on one or more of the following financial performance measures:

•	pre-tax or after-tax net income,

•	pre-tax or after-tax operating income,

•	gross revenues,

•	profit margin,

•	stock price,

•	cash flows,

•	market share,

•	pre-tax or after-tax earnings per share,

•	pre-tax or after-tax operating earnings per share,

•	expenses, or

•	return on equity,

•

strategic business criteria consisting of one or more objectives based upon meeting revenues, market penetration, or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

The actual bonus awarded to any given participant at the end of a performance period is based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the Compensation Committee, and may be paid in cash or in equity interests. In addition, from time to time, the Compensation Committee may provide for guaranteed bonuses in employment agreements in order to attract and retain talented employees or may grant ad hoc discretionary bonuses when an executive officer is not eligible for the Incentive Plan or when it otherwise considers such bonuses to be appropriate.

In the first quarter of 2006, the Compensation Committee determined that the executive officers of eSpeed, including Howard Lutnick, Lee Amaitis, Kevin Foley, Stephen Merkel and Paul Saltzman, would be participating executives for 2006 in our Incentive Plan. The Compensation Committee used the same performance criteria for all executive officers and set 2006 bonus opportunities at a maximum of $5,000,000, which was the maximum annual amount allowed for 2006 for each individual pursuant to the terms of the Incentive Plan, provided that (i) we achieve operating profits for 2006, (ii) we achieve an increase in market position of any of our products as compared to 2005 or (iii) we achieve improvement as compared to 2005 in any of the financial results or metrics reported in our earnings release, in each case calculated on the same basis as our 2005 earnings release. The Compensation Committee, in its sole and absolute discretion, retained the right to reduce the amount of any bonus payment based upon any factors it determined, regardless of whether identified performance objectives had been achieved.

Bonuses Awarded in 2006

In its discretion, our Compensation Committee awarded cash bonuses for 2006 based upon achievement of all three identified goals established in the first quarter of 2006. With such corporate performance goals having been met, variations in bonus awards for each executive officer were based further on individual performance goals identified by our Chief Executive Officer. In addition, the Compensation Committee considered several factors in establishing bonus awards for executive officers for 2006, including pay practices of our peer group identified in our performance graph and otherwise, individual performance level, changes in pre-tax operating earnings per share from the prior year, contributions toward achievement of strategic goals and our overall financial and operating results. Specifically, Mr. Saltzman’s bonus was based in part on development of particular customer relationships and achievements in market position. Mr. Lutnick’s bonus was determined based on peer group pay practices, performance level, contribution towards achievement of strategic goals and overall operating results. In 2006, incentive bonuses for executive officers ranged from 20% to 46% of the overall cash compensation paid to such executive officers. Mr. Amaitis did not receive a bonus for 2006 in light of his reduced time commitment to eSpeed as compared to our affiliated voice-broker, BGC Partners.

We believe that from time to time employment agreements may be used to attract and retain talented individuals who may need assurances of longer-term employment. In 2004, we entered into employment agreement with Mr. Foley, our then-President, and Mr. Saltzman, our Chief Operating Officer, both of which expired on December 31, 2006. Mr. Saltzman’s employment agreement contained a guaranteed bonus of $200,000 which was paid in 2006 in addition to his $355,000 incentive bonus approved by the Compensation Committee. Mr. Foley’s employment agreement provided for a $600,000 bonus payment to be paid in the event that our pre-tax operating earnings per share for 2006 were at least 10% higher than 2005. The 2006 performance target contained in Mr. Foley’s employment agreement was not met in 2006 although Mr. Foley was awarded a $600,000 incentive bonus by the Compensation Committee since the other general 2006 performance criteria established for the executive officers by the Compensation Committee had been met. With respect to Mr. Saracino, he was named Interim Chief Accounting Officer in July, 2006, after the 2006 performance criteria for incentive bonuses had been established by the Compensation Committee. Since Mr. Saracino was accordingly not eligible for the Incentive Plan in 2006, he was awarded a discretionary bonus of $140,000 by the Compensation Committee for 2006.

Incentive Bonus Compensation Targets for 2007

In the first quarter of 2007, the Compensation Committee determined that the executive officers of eSpeed, including Howard Lutnick, Lee Amaitis, Stephen Merkel, Paul Saltzman and Frank Saracino, would be participating executive officers for 2007 in our Incentive Plan. The Compensation Committee used the same performance criteria for all executive officers and set 2007 bonus opportunities equal to the maximum amount allowed for each individual pursuant to the terms of the Incentive Plan, provided that (i) we achieve operating profits for 2007, or (ii) we achieve improvement as compared to 2006 in gross revenues or total transaction volumes, in each case calculated on substantially the same basis as our 2006 earnings release. Also, subject to stockholder approval at the Annual Meeting, the Compensation Committee and the Board of Directors increased the maximum amount payable to each executive under the Incentive Plan to $10 million. See Proposal 2 – Approval of Amended and Restated eSpeed, Inc. Incentive Bonus Compensation Plan.” The Compensation Committee, in its sole and absolute discretion, retained the right to reduce the amount of any bonus payment based on any factors it determines, regardless of whether identified performance objectives have been achieved. On May 1, 2007, the Compensation Committee awarded Mr. Saltzman a mid-year discretionary cash bonus of $175,000. The Compensation Committee will take this mid-year bonus into account when considering a bonus for Mr. Saltzman at the end of the 2007 calendar year.

Grants of Options and Restricted Stock Units

It is our general policy to award options, restricted stock units or other equity-based compensation to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain these persons. Our Equity Plan is designed to reward employees for increases in our stock price and to provide us with optimal flexibility in the way that we do so. It permits our Compensation Committee to grant stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock, bonus stock, performance awards, dividend equivalents and other stock-based awards. It is our goal to preserve these incentives as an effective tool in motivating and retaining executives.

We intend that our Equity Plan be the primary vehicle for offering long-term equity incentives to reward our executive officers, including where the Compensation Committee pays out bonuses under the Incentive Plan in the form of equity interests under the Equity Plan. We also regard our equity award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our Class A common stock, we believe that granting stock options is one of the best methods of motivating the executive officers to manage our company in a manner that is consistent with the interests of our company and our stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we realize that it is important that we utilize other forms of equity awards as and when we may deem necessary, and our Compensation Committee retains the right to grant a combination of forms of equity awards to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of equity awards. The Compensation Committee has also granted authority to the Company’s Chief Executive Officer to grant options or restricted stock units to the non-executive officers of the Company. These options or restricted stock units are generally granted and priced on the same date and terms as the grants to executive officers.

Options and Restricted Stock Units Granted in 2006

We grant equity awards to our executive officers based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of equity awards to individual executive officers. Our Compensation Committee has taken the view in prior periods, and in 2006, that stock option awards for our Chief Executive Officer will have the long-term effect of maximizing stock price and stockholder value.

In 2006, our Compensation Committee granted stock options to our Chief Executive Officer, Mr. Lutnick, and restricted stock units to certain of our executive officers. On August 22, 2006, the Compensation Committee granted Mr. Lutnick an option to purchase 250,000 shares of Class A common stock at an exercise price of $8.42 per share, the closing price on August 22, 2006. The Compensation Committee also granted Mr. Lutnick stock options on December 15, 2006 to purchase 800,000 shares of our Class A Common Stock at an exercise price of $8.80 per share, the closing price on the date of grant. The decision to grant Mr. Lutnick stock options rather than restricted stock units was based on the opinion of the Compensation Committee that such grants would incentivize Mr. Lutnick to generate long-term stockholder value and serve as a long-term retention device. On December 15, 2006, we also granted restricted stock units to Messrs. Saltzman, Merkel and Saracino, as we believed that this was a way to reward them for and motivate them toward superior performance tied to retention. No equity awards were made to Messrs. Foley or Amaitis in light of their proposed future focus on affiliated businesses, including the Aqua platform for Mr. Foley and BGC Partners for Mr. Amaitis.

In 2006, we granted options to purchase approximately 2% of our outstanding Class A common stock on a fully-diluted basis to Mr. Lutnick. No other stock option grants were made during 2006, with the exception of grants of options to purchase 7,534 shares of our Class A common stock to two of our independent directors as part of their annual grant of stock options or restricted stock units. During 2006, we granted restricted stock unit awards covering 270,435 shares of our Class A Common Stock (approximately 0.5% of our outstanding Class A common stock on a fully-diluted basis). Of this amount, approximately 4.6% was granted to our executive officers, and the balance was granted to other officers, non-employee directors and employees.

In June 2007, our Board of Directors and the Compensation Committee authorized the acceleration of the vesting of all of the outstanding restricted stock units and options in connection with the closing of the merger. In addition, our Board of Directors and the Compensation Committee authorized Mr. Lutnick to give assurances to BGC Partners that eSpeed and the Combined Company would grant certain restricted stock units to BGC Partners brokers subject to the closing of the merger. In October 2007, the Special Committee agreed that such grants could be made in the form of restricted stock units of BGC Partners or restricted exchangeable units of BGC Holdings. See “Certain Relationships and Related Transactions.”

Timing of Grants

Equity awards to our executive officers are typically granted annually in conjunction with the review of the individual performance of our executive officers. This review takes place at the year-end meetings of the Compensation Committee, which are generally held in a series of meetings in December of each fiscal year. Our policy is to award year-end grants to all employee recipients on the same date and at the same price as grants to our executive officers. Grants, if any, to newly hired employees are effective on the employee’s first day of employment. The exercise price of all stock options is set at the closing price of our common stock on NASDAQ on the date of grant. With respect to restricted stock units, grants are generally made based on a dollar value, and the number of shares is determined using the closing price of our common stock on NASDAQ on the date of grant.

Perquisites

We generally limit the perquisites that we make available to our executive officers. Our executives are provided with few benefits that are not otherwise available to all of our employees. In this regard, it should be noted that we do not generally provide pension arrangements, post-retirement health coverage, or similar benefits for our executive officers or employees. While we do not view perquisites as a significant element of our comprehensive compensation structure, we do believe that from time to time they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executive officers. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding perquisites will be subject to periodic review by our Compensation Committee.

In 2006, we did not provide material perquisites to any of our executive officers. We do offer medical, dental, life insurance and short-term disability to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our executive officers or employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers are eligible to participate in our Deferral Plan. Pursuant to our Deferral Plan, all eligible employees, including executive officers, are provided with a means of saving for their retirement. In 2006, our Deferral Plan provided participants with a 401(k) matching contribution. The matching criteria was the same for all participants. In 2006, we offered an eSpeed stock match to all of our employees who participated in our Deferral Plan of up to $3,000, and Messrs. Lutnick, Foley and Merkel each received the match.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans, although we may consider such benefits in the future.

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment agreements with us. We are also not obligated to provide post-employment health coverage or other benefits. During 2006, Messrs. Foley and Saltzman were parties to employment agreements which provided for salaries and certain bonus payments as well as rights to certain payments upon termination which was not for cause, but such agreements expired at the end of 2006. As noted above, in connection with the merger, we intend to enter into employment agreements, including post-termination provisions, with our executive officers.

Change of Control Employment Agreements

Although we do not currently have change of control employment agreements with any of our executive officers, at the discretion of our Compensation Committee we may choose to enter into such agreements from time to time in the future, including in connection with the merger.

Cantor Partnership Grants

With the exception of our Interim Chief Accounting Officer, all of our executive officers are currently partners of Cantor and have a significant portion of their net worth directly invested in Cantor’s business. In addition to personal investments, during 2006, Cantor granted to certain eSpeed employees, including one of our executive officers, Mr. Saltzman, awards of partnership units in Cantor with a notional value of $1 million. The notional value of Mr. Saltzman’s award granted on August 7, 2006 was $350,000. The awarded Cantor partnership units entitle the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination, provided that the employee has not engaged in any competitive activity with Cantor, eSpeed or any of their affiliates prior to the date each payment is due. These partnership units contain restrictive covenants such as non-competitive clauses that provide us or have provided us with an important retention tool. Mr. Saltzman’s entitlement to such post-termination payments vests in six equal annual installments beginning July 1, 2007, provided that as of each such anniversary date Mr. Saltzman is still employed by the Company or one of its affiliates and has not breached this agreement. The other partnership units in Cantor were fully vested on date of grant.

The partnership unit awards are accounted for as liability awards under SFAS 123R. For the awards that are not fully vested at grant date, we recognize non-cash compensation expense for the fair value of the awards as the awards are amortized over the stated vesting periods. For the awards that are fully vested on the date of grant, we recognize non-cash compensation expense at grant date for the fair value of the awards. In addition, the quarterly distributions on such units are included in our compensation expense as a non-cash charge. None of the costs of the various benefits provided under the partnership units in Cantor has been or will be paid by eSpeed; however, eSpeed records a non-cash charge on its income for the amounts that have been or will be paid to the employees by Cantor, with an offsetting amount credited to additional paid-in capital reflecting amounts deemed contributed by Cantor.

Our Compensation Committee was not involved in the grants of these partnership unit awards by Cantor. The Committee was, however, aware of these grants at the time that it made compensation decisions for 2006 and made compensation determinations in light of all factors, including achievement of specified performance goals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: November 7, 2007

THE COMPENSATION COMMITTEE* Barry R. Sloane, Chairman John H. Dalton Albert M. Weis

*	Approved by the Compensation Committee after Mr. Gosin left the Committee and prior to the time that Dr. Koshland joined the Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

By Management. The following table sets forth certain information, as of November 1, 2007, with respect to the beneficial ownership of our Common Equity by: (i) each director and nominee for director; (ii) each of the executive officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 110 East 59th Street, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

Beneficial Ownership(1)
	Class A common stock		Class B common stock
Name	Shares	%	Shares	%
Howard W. Lutnick	30,176,019(2)	52.1%(3)	20,497,800(4)	100%
Lee M. Amaitis	1,316,012(5)	4.2%(6)	—	—
Stephen M. Merkel	630,489(7)	2.1%(8)	—	—
Paul Saltzman	356,112(9)	1.2%(10)	—	—
Frank V. Saracino	8,257(11)	*	—	—
John H. Dalton	74,734(12)	*	—	—
Albert M. Weis	78,534(13)	*	—	—
Barry R. Sloane	4,069(14)	*	—	—
Catherine P. Koshland	—	—	—	—
All directors and nominees and executive officers as a group (9 Persons)(2)(4)(5)(7)(9)(11)(12)(13)(14)	32,644,226	54.3%(15)	20,497,800	100%

*	Less than 1%

(1)	Based upon information supplied by directors, nominees and executive officers, and filings under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Consists of (1) 7,403,125 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, (2) 751,310 shares of Class A common stock held by Cantor, (3) 20,449,055 shares of Class B common stock held by Cantor, (4) 388,812 shares of Class A common stock held by CF Group Management, Inc., (“CFGM”), (5) 48,745 shares of Class B common stock held by CFGM, (6) 955,673 shares of Class A common stock held directly by Mr. Lutnick, (7) 3,710 shares of Class A common stock held in Mr. Lutnick’s 401(k) account in the Deferral Plan and (8) 175,589 shares of Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees. CFGM is the managing general partner of Cantor, and Mr. Lutnick is the President and sole stockholder of CFGM. Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $9.99 per share of eSpeed Class A common stock on November 1, 2007 and the entire available loan amount being outstanding, this pledge would cover 12,512,513 shares.

(3)	Percentage based on (1) 30,037,633 shares of Class A common stock outstanding on November 1, 2007, (2) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock and (3) 7,403,125 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007.

(4)	Consists of (1) 20,449,055 shares of Class B common stock held by Cantor and (2) 48,745 shares of Class B common stock held by CFGM.

(5)	Consists of (1) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007 and (2) 103,512 shares of Class A common stock held directly by Mr. Amaitis.

(6)	Percentage based on (1) 30,037,633 shares of Class A common stock outstanding on November 1, 2007 and (2) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007.

(7)	Consists of (1) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, (2) 14,694 shares of Class A common stock held directly by Mr. Merkel or subject to restricted stock units vesting within 60 days of November 1, 2007, (3) 3,545 shares of Class A common stock held in Mr. Merkel’s 401(k) account and (4) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel’s spouse.

(8)	Percentage based on (1) 30,037,633 shares of Class A common stock outstanding on November 1, 2007, (2) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, and (3) 3,787 shares of Class A common stock subject to restricted stock units vesting within 60 days of November 1, 2007.

(9)	Consists of (1) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, (2) 5,987 shares of Class A common stock held directly by Mr. Saltzman or subject to restricted stock units vesting within 60 days of November 1, 2007 and (3) 125 shares of Class A common stock, of which are beneficially owned by Mr. Saltzman’s child.

(10)	Percentage based on (1) 30,037,633 shares of Class A common stock outstanding on November 1, 2007, (2) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, and (3) 3,787 shares of Class A common stock subject to restricted stock units vesting within 60 days of November 1, 2007.

(11)	Consists of 7,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, and (2) 757 shares of Class A common stock subject to restricted stock units vesting within 60 days of November 1, 2007.

(12)	Consists of (1) 74,734 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007 and (2) 2,200 shares of Class A common stock held directly by Mr. Dalton.

(13)	Consists of (1) 62,534 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2007, (2) 9,000 shares of Class A common stock held directly by Mr. Weis and (3) 7,000 shares of Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse, 4,000 shares are held in trust for Mr. Weis’ children and 2,000 shares are beneficially owned by Mr. Weis’ children.

(14)	Consists of 4,069 shares of Class A common stock held directly by Mr. Sloane.

(15)	Percentage based on (1) 30,037,633 shares of Class A common stock outstanding on November 1, 2007, (2) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock and (3) 9,726,524 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days or common stock subject to restricted stock units vesting within 60 days of November 1, 2007.

By Others. The following table sets forth certain information, as of November 1, 2007, with respect to the beneficial ownership of our Common Equity by each person or entity known to us to beneficially own more than 5% of a class of our Common Equity, other than our directors, nominees and executive officers. Unless indicated otherwise, the address of each entity listed is 110 East 59th Street, New York, NY 10022, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal amount of number of shares of Class A common stock for purposes of this table.

Beneficial Ownership
	Class A common stock				Class B common stock
Name	Shares		%		Shares	%
Cantor Fitzgerald, L.P.(11)	21,200,365	(1)	42.0	%(2)	20,449,055	99.8	(3)
CF Group Management, Inc.(11)	21,637,922	(4)	42.8	%(5)	20,497,800(6)	100.0	(3)
J. Carlo Cannell	1,550,000	(7)	5.2	%(8)	—	—
Downtown Associates, L.L.C.	3,483,500	(9)	11.6	%(10)	—	—

(1)	Consists of (1) 751,310 shares of Class A common stock and (2) 20,449,055 shares of Class B common stock.

(2)	Percentage based on 30,037,633 shares of Class A common stock outstanding on November 1, 2007 and 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock.

(3)	Based on 20,497,800 shares of Class B common stock outstanding on November 1, 2007.

(4)	Consists of (1) 388,812 shares of Class A common stock held by CFGM, (2) 48,745 shares of Class B common stock held by CFGM, (3) 751,310 shares of Class A common stock held by CFLP and (4) 20,449,055 shares of Class B common stock held by Cantor. CFGM is the managing general partner of Cantor.

(5)	Percentage based on 30,037,633 shares of Class A common stock outstanding on November 1, 2007 and 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock.

(6)	Consists of (1) 48,745 shares of Class B common stock held by CFGM and (2) 20,449,055 shares of Class B common stock held by Cantor. CFGM is the managing general partner of Cantor.

(7)	As set forth in a Schedule 13G reporting beneficial ownership as of May 10, 2007 filed on June 4, 2007. According to the Schedule 13G, Mr. Cannell is the controlling member of Cannell Capital, LLC, which we refer to as the “Adviser.” The Adviser acts as the investment sub-advisor to The Cuttyhunk Fund Limited, which we refer to as “Cuttyhunk,” investment adviser to Anegada Master Fund Limited, which we refer to as “Anegada,” and TE Cannell Portfolio, Ltd., which we refer to as “TEC,” and is the general partner of and investment adviser to Tonga Partners, L.P., which we refer to as Tonga. Mr. Cannell may be deemed to beneficially own (1) 334,800 shares of Class A common stock owned by Cuttyhunk, (2) 334,100 shares of Class A common stock owned by Anegada, (3) 370,400 shares of Class A common stock owned by TEC and (4) 510,700 shares of Class A common stock owned by Tonga. Mr. Cannell’s business address is P.O. Box 3459, 240 E. Deloney Ave., Jackson, Wyoming 83001.

(8)	Percentage based on 30,037,633 shares of Class A common stock outstanding on November 1, 2007.

(9)	As set forth in a Schedule 13G (Amendment No. 3) reporting beneficial ownership as of August 9, 2007 filed on August 14, 2007. According to the Schedule 13G, the shares of Class A common stock are held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “General Partner”). Mr. Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all shares of our Class A common stock held by the Downtown Funds. The business address of Mr. Juvonen, the General Partner and the Downtown Funds is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(10)	Percentage based on 30,037,733 shares of Class A common stock outstanding on November 1, 2007.

(11)	Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $9.99 per share of eSpeed Class A common stock on November 1, 2007 and the entire available loan amount being outstanding, this pledge would cover 12,512,513 shares.

Equity Compensation Plan Information as of December 31, 2006
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Amended and Restated 1999 Long Term Incentive Plan (approved by security holders)	15,164,882	$14.82	3,335,118
Equity compensation plans not approved by security holders	—	—	—

Total	15,164,882	$14.82	3,335,118

Includes an aggregate of 270,435 restricted stock units issued in 2006 under such 1999 Long Term Incentive Plan to 371 employees and directors. These units shall vest and be payable in shares of our Class A Common Stock.

PROPOSAL 2—APPROVAL OF AMENDED AND RESTATED ESPEED, INC.

INCENTIVE BONUS COMPENSATION PLAN

Our Incentive Bonus Compensation Plan, which we refer to as the “Incentive Plan,” was initially adopted in 2003 as the “eSpeed, Inc. 2003 Incentive Bonus Compensation Plan.” The eSpeed Board of Directors, upon the recommendation of the Compensation Committee, has amended and restated the Incentive Plan, subject to the approval of our stockholders, to increase the maximum bonus payable under the Incentive Plan to any one individual in any one calendar year from $5 million to $10 million.

We are submitting the Incentive Plan, as amended and restated to incorporate these changes, to our stockholders for approval so that the compensation attributable to awards under the Incentive Plan may continue to qualify for an exemption from the $1,000,000 federal income tax deduction limit under Section 162(m) of the Code. See the discussion of Section 162(m) of the Code under “— Material Federal Income Tax Consequences” below.

If this proposal is approved by our stockholders, the new $10 million annual maximum bonus payable under the Incentive Plan to any one individual will apply to the bonus opportunities for our key employees participating in the Plan for 2007. In the first quarter of 2007, our Board of Directors amended the Incentive Plan, subject to stockholder approval, to provide for the new $10 million annual per-person limit. At that time, our Compensation Committee determined that our executive officers, including Messrs. Lutnick, Amaitis, Merkel, Saltzman and Saracino, would be participating key employees for 2007 in the Incentive Plan, set each of their maximum bonus opportunities at the new $10 million annual per-person limit, subject to stockholder approval of the amendment to the Plan, and set the performance criteria and targets for each of them as described above under “Compensation Discussion and Analysis—Incentive Bonus Compensation Targets for 2007.” If our stockholders do not approve the increase in the Incentive Plan’s annual per-person limit to $10 million, the old $5 million limit will apply to those 2007 bonus opportunities.

The Incentive Plan is designed to attract, retain and reward key employees on a market-competitive basis in which their annual incentives are closely linked with the accomplishment of financial and strategic objectives. Our Board of Directors believes that the increase in the annual per-person limit under the Incentive Plan is important to allow us to continue to attract, retain and reward present and prospective key employees, and to continue to have the ability to compensate these individuals at a competitive level.

The Incentive Plan, as amended and restated, is set forth in Annex A to this Proxy Statement, and the following description of the Incentive Plan is only intended to be a summary of the key provisions of the Plan as proposed to be amended by this proposal. Such summary is qualified in its entirety by the actual text of the Incentive Plan to which reference is made.

Description of the Incentive Plan as Proposed to be Amended

The purpose of the Incentive Plan is to (i) attract, retain and reward key employees by providing them with the opportunity to earn bonus awards that are based on the achievement of specified performance goals, and (ii) structure such bonus opportunities in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) of the Code so that we will be entitled to a federal income tax deduction for the payment of such incentive awards to such employees. Neither the adoption of the Incentive Plan nor its submission to the stockholders for approval will limit the power of the Board of Directors or the Compensation Committee to adopt such other bonus or incentive arrangements as it may deem appropriate.

The Incentive Plan is administered by a committee, which we refer to as the “Incentive Plan Committee,” consisting of at least two non-employee directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. The Incentive Plan Committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the timing of the payment of bonuses and interpret and administer the Incentive Plan. Currently, our Compensation Committee serves as the Incentive Plan Committee.

Participants in the Incentive Plan for any given performance period may include any of our key employees, including those of our subsidiaries, operating units and divisions, who is designated as a participant for such period by the Incentive Plan Committee. The participants in the Incentive Plan for any given performance period will be designated by the Incentive Plan Committee, in its sole discretion, before the end of the 90th day of such performance period or the date on which 25% of such performance period has been completed, which we refer to as the “Applicable Period.” This determination may vary from period to period. Awards under the Incentive Plan may be made in the form of cash, or in shares of our Class A common stock or other stock-based awards under our Equity Plan. Currently, we estimate that approximately 10 persons are eligible to participate in our Incentive Plan.

Within the Applicable Period, the Incentive Plan Committee will specify the applicable performance criteria and targets to be used under the Incentive Plan for such performance period. These performance criteria may vary from participant to participant and will be based on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price; (vi) cash flows; (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. These performance criteria or goals may be: (a) expressed on an absolute or relative basis, including comparisons to the performance of other companies; (b) based on internal targets; (c) based on comparisons with prior performance; and (d) based on comparisons to capital, stockholders’ equity, shares outstanding, assets or net assets. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant, without regard to extraordinary items, changes in accounting, unless the Incentive Plan Committee determines otherwise, or non-recurring acquisition expenses and restructuring charges, including various charges related to the merger. However, in connection with any goal that is based on operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period, as specified by the Incentive Plan Committee. For example, an income-based performance measure could be expressed in a number of ways, such as net earnings per share or return on equity, and with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as a prior year’s performance or current or previous peer group performance. The Incentive Plan provides that the achievement of such goals must be substantially uncertain at the time they are established, and awards are subject to the Incentive Plan Committee’s right to reduce the amount of any award payable as a result of such performance, as discussed below.

The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or by reference to a formula, such as a percentage share of a bonus pool to be created under the Incentive Plan or a multiple of annual base salary. If a pool approach is used, the total bonus opportunities represented by the shares designated for the participants may not exceed 100% of the pool. In all cases, the Incentive Plan Committee has the sole discretion to reduce (but not to increase) the actual bonuses awarded under the Incentive Plan. The actual bonus awarded to any given participant at the end of a performance period will be based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the Incentive Plan Committee. Upon stockholder approval of this proposal, the maximum bonus payable under the Incentive Plan to any one individual in any one calendar year will be $10 million, including with respect to the 2007 bonus opportunities.

Our Board of Directors may at any time amend or terminate the Incentive Plan, provided that: (i) without the participant’s written consent, no such amendment or termination may adversely affect the annual bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced; and (ii) the Board will be authorized to make any amendments necessary to comply with applicable regulatory requirements, including, without limitation, Section 162(m) of the Code. Amendments to the Incentive Plan will require stockholder approval only if required under Section 162(m) of the Code or other applicable law or regulation.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards under the Incentive Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Incentive Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Section 162(m) of the Code generally disallows a publicly-held corporation’s federal income tax deduction in excess of $1,000,000 for compensation paid to its chief executive officer and certain of its other most highly compensated executive officers, subject to an exception for compensation paid under a stockholder-approved plan that is “performance-based” within the meaning of Section 162(m) of the Code. The Incentive Plan provides a means for us to pay performance-based bonuses to certain of our key employees while preserving our tax deduction with respect to the payment of such bonuses.

Under present federal income tax law, participants will generally realize ordinary income equal to the amount of the award received under the Incentive Plan in the year of such receipt. We will receive a tax deduction for the amount constituting ordinary income to the participant, provided that the participant’s total compensation is below the limit established by Section 162(m) of the Code or the Incentive Plan award satisfies the requirements of the performance-based exception of Section 162(m) of the Code. We intend that the Incentive Plan be adopted and administered in a manner that preserves the deductibility of Plan compensation under Section 162(m) of the Code.

Under Section 409A of the Code, an award under the Incentive Plan may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time the award becomes vested, plus interest and penalties, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Incentive Plan provides that we have the right to withhold from any amounts payable to a participant an amount necessary to satisfy our federal, state and local tax withholding obligations.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Amended and Restated eSpeed, Inc. Incentive Bonus Compensation Plan.

Recommendation of the Board of Directors

THE eSPEED BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ESPEED, INC. INCENTIVE BONUS COMPENSATION PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by eSpeed for audit and other services rendered by Deloitte & Touche LLP (“Deloitte”) during fiscal years ended December 31, 2006 and December 31, 2005:

	Year Ended December 31,
	2006	2005
Audit fees (a)	$1,040,547	$957,953
Audit-related fees (b)	20,000	65,000
Tax fees	—	—
All other fees	—	—

Total	$1,060,547	$1,022,953

(a)	Audit fees consisted of: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K/A; (ii) reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10- Q; (iii) the audit of our Deferral Plan; and (iv) statutory and regulatory audits and other services related to SEC matters. Audit fees for 2006 and 2005 also include the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of financial accounting and reporting consultations.

In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management and determined that they are permitted under the rules and regulations concerning auditor independence. All of the services provided above were pre-approved by the Audit Committee pursuant to policies set forth in our Audit Committee Charter.

A representative of Deloitte will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. The representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2007, our Audit Committee specifically approved the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ended December 31, 2007. Deloitte & Touche LLP was also approved to perform reviews, pursuant to Statement of Auditing Standards No. 71, of our quarterly financial reports within the year ended December 31, 2007 and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our auditors, subject to certain minimum exceptions set forth in the Charter.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of the eSpeed Board of Directors is made up solely of independent directors, as defined in the NASDAQ rules, and it operates under a written Charter adopted by the eSpeed Board of Directors most recently revised by the Audit Committee and the eSpeed Board of Directors in August 2004. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Charter is available on eSpeed’s website at http://www.espeed.com under the heading “Investor Info.”

As described more fully in its Charter, the primary function of the Audit Committee is to assist the eSpeed Board of Directors in its general oversight of eSpeed’s financial reporting, internal control and the audit process. Management is responsible for the preparation, presentation and integrity of eSpeed’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Deloitte & Touche LLP, an independent registered public accounting firm, which we refer to as the “Auditor,” is responsible for performing an independent audit of eSpeed’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with generally accepted auditing standards, and an independent audit of eSpeed’s management’s annual report on the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Deloitte & Touche LLP and, in addition, reviewed and pre-approved all services provided by Deloitte & Touche LLP during 2006.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditor, nor can the Audit Committee certify that our Auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditor on the basis of the information it receives, discussions with management and our Auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing eSpeed’s financial statements, internal control and audit matters as well as related-party transactions. The Audit Committee meets each quarter with management and our Auditor to review eSpeed’s interim financial results before the publication of eSpeed’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditor’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditor.

In accordance with Audit Committee policy and the more recent requirements of the law, all services to be provided by Deloitte & Touche LLP and its affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the fair and complete presentation of eSpeed’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for eSpeed for the fiscal year ended December 31, 2006 (including the disclosures contained in eSpeed’s Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”)

with eSpeed’s management and Deloitte & Touche LLP. The Audit Committee also reviewed and discussed with management, the internal auditors and Deloitte & Touche LLP the reports required by Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche LLP’s report thereon and on the effectiveness of such control.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Deloitte & Touche LLP its independence from eSpeed and its management. The Audit Committee also has considered whether the provision of permitted non-audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee recommended to the eSpeed Board of Directors, and the eSpeed Board approved, the inclusion of the audited financial statements in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE* Albert M. Weis, Chairman John H. Dalton Barry R. Sloane

* The Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 was approved for filing with the SEC on August 21, 2007 by the eSpeed Audit Committee as of such date, consisting of John H. Dalton, Barry M. Gosin, Barry M. Sloane and Albert M. Weis.

PERFORMANCE GRAPH

The performance graph below shows a comparison of the cumulative total stockholder return, on a dividend reinvestment basis, of $100 invested on December 31, 2001 measured on December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006. Our peer group consists of CBOT Holdings, Inc., Compagnie Financiere Tradition, Chicago Mercantile Exchange Holdings Inc., GFI Group Inc., International Securities Exchange Inc., ICAP PLC, MarketAxess Holdings Inc. and The NASDAQ Stock Market, Inc. Collins Stewart Tullet plc was removed from the peer group because it separated into two public companies in 2006, and thus does not have a full year of price stock history. The returns of the peer group companies have been weighted according to their stock market capitalization for purposes of arriving at a peer group average.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 29, 2007, eSpeed announced that it had entered into an Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 (the “merger agreement”), with BGC Partners, Inc. (“BGC Partners”); Cantor Fitzgerald, L.P. (“Cantor”); BGC Partners, L.P., a Delaware limited partnership; BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership; and BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”), pursuant to which eSpeed will acquire BGC Partners through a merger of BGC Partners with and into eSpeed (the “merger”). In connection with the proposed merger, the Company filed a preliminary proxy statement and related materials on November 6, 2007, and intends to file a definitive proxy statement and related materials, with the U.S. Securities and Exchange Commission (the “SEC”) for the special meeting of stockholders to vote on the proposed merger. The information presented above and elsewhere in this Proxy Statement relating to the merger may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, such information relating to the merger is subject to change based on future events, SEC comments and other factors. BECAUSE THOSE DEFINITIVE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. The preliminary proxy statement and related materials are, and the definitive proxy statement and related materials, if and when they become available, will be, available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the preliminary proxy statement and related materials filed with the SEC on November 6, 2007, and will be set forth in its definitive proxy statement, if and when they become available, for the Company’s special meeting of stockholders to vote on the proposed merger. Stockholders may obtain additional information regarding the proposed merger by reading the definitive proxy statement and related materials relating to the proposed merger, if and when they become available.

Please note that this Annual Meeting proxy statement relates solely to our 2007 Annual Meeting of Stockholders and does not ask you to consider the merger agreement or the transactions contemplated by the merger agreement. As such, it does not reflect all of the terms and conditions of the proposed merger agreement or of the agreements related thereto and does not relate to the special meeting with respect to the proposed merger, which will be held on a future date. At the appropriate time, we will send a separate package of proxy solicitation materials to you for the special meeting in connection with the merger. The merger is subject to closing conditions set forth in the merger agreement, including among others the approval of the merger by the stockholders of eSpeed.

The Proposed Merger

In the proposed merger, BGC Partners will merge with and into eSpeed, and eSpeed will be the surviving corporation (the “Combined Company”), which will be renamed “BGC Partners, Inc.” eSpeed stockholders will continue to hold the same number and class of shares of Combined Company common stock as they did in eSpeed immediately prior to the merger. Following the completion of the merger, it is expected that the Combined Company Class A common stock will trade on the NASDAQ Global Market under the symbol “BGCP.”

Structure of the Proposed Merger

To acquire BGC Partners, which will hold the BGC businesses being separated from Cantor in what we refer to as the “separation”, the Company has agreed to issue in the merger an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. Of these shares and rights to acquire shares, it is expected that 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of Combined Company Class A common stock or rights to acquire Combined Company Class A common stock.

After the merger, the combined businesses of the Company and BGC Partners will be held in two operating subsidiaries: (1) BGC U.S., which will hold the U.S. businesses, and (2) BGC Global, which will hold the non-U.S. businesses. The stockholders of the Company as of immediately prior to the merger will hold their interests in BGC U.S. and BGC Global after the merger through Combined Company common stock. Cantor, which is currently the sole stockholder of BGC Partners, will hold its interests in BGC U.S. and BGC Global through a combination of Combined Company common stock and interests in BGC Holdings. In addition, prior to the merger, Cantor will provide a portion of its interest in BGC Holdings to partners of Cantor who provide services primarily or exclusively to BGC U.S., BGC Global and their respective subsidiaries (the “founding partners”). As a result of the merger:

•

the stockholders of the Company as of immediately prior to the merger (including Cantor) will own equity interests representing approximately 27.8% of the economics of BGC U.S. and BGC Global after the merger as a result of their ownership of eSpeed common stock prior to the merger; and

•

the equity owners of BGC Partners and its subsidiaries as of immediately prior to the merger (including Cantor and the founding partners) will own equity interests representing approximately 72.2% of the economics of BGC U.S. and BGC Global after the merger as a result of their ownership of BGC Partners and its subsidiaries prior to the merger.

In addition, concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings intends to issue certain restricted exchangeable interests and BGC Partners intends to issue certain restricted stock units to certain employees of BGC Partners and other persons who provide services to BGC Partners. After the merger, the equity interests in BGC U.S. and BGC Global will be held by the Combined Company and by BGC Holdings. Immediately after the merger, the Combined Company will hold approximately 39.6% of the equity in BGC U.S. and BGC Global, and BGC Holdings will hold approximately 60.4% of the equity in BGC U.S. and BGC Global.

The merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, have been approved unanimously by the eSpeed board of directors, upon a unanimous recommendation by a special committee of the eSpeed board of directors consisting exclusively of eSpeed’s independent directors (the “Special Committee”).

Interests of Directors, Executive Officers and Certain Beneficial Owners in the Proposed Merger

The current directors and executive officers of eSpeed, the future directors and executive officers of the Combined Company and certain beneficial owners of eSpeed common stock may have interests in the proposed merger, including the following:

•

The merger agreement provides that, prior to completion of the merger, upon the request of BGC Partners, eSpeed will provide each of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, the current President of BGC Partners, Stephen M. Merkel and Robert K. West, the current Chief Financial Officer of BGC Partners, with a letter agreement setting forth an annual base salary of $1,000,000 per year (except for Mr. West whose letter shall provide for an annual base salary of $450,000) and annual target bonuses of:

•	300% of annual base salary for Mr. Lutnick;

•	275% of annual base salary for Mr. Amaitis;

•	200% of annual base salary for Mr. Lynn;

•	50% of annual base salary for Mr. Merkel; and

•	$300,000 for Mr. West, $125,000 of which shall be paid in stock or restricted exchangeable units and $175,000 of which shall be paid in cash.

•

The merger agreement provision described in the preceding bullet point with respect to Messrs. Amaitis and Lynn is expected to be implemented prior to the merger through employment agreements between BGC Partners and each of Messrs. Amaitis and Lynn, which agreements will be assumed at completion of the merger by the Combined Company, with base salary and bonus provisions consistent with the letter agreements described above.

•

BGC Partners and eSpeed have agreed that, prior to the completion of the merger, BGC Partners may enter into (which it is expected to do) change of control employment agreements with each of Messrs. Lutnick, Lynn, Merkel and Amaitis, which agreements will be assumed at completion of the merger by the Combined Company, and will relate to a change of control of the Combined Company, other than the merger contemplated by the merger agreement.

•

In connection with the separation, Cantor will receive BGC Holdings limited partnership interests. Prior to the completion of the merger, Cantor will redeem all of the Cantor limited partnership interests held by founding partners in exchange for (1) a portion of the BGC Holdings limited partnership interests that Cantor will receive in the separation, and (2) rights to receive from Cantor, over time, shares of Combined Company Class A common stock, which we refer to as the “distribution rights.”

•

After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests retained by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of all of the shares of Combined Company Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm.

•

Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor has agreed to provide Messrs. Amaitis and Lynn with 1,100,000 and 200,000, respectively, of the BGC Holdings limited partnership interests Cantor receives in the separation. Cantor expects to agree that these units along with another 400,000 units owned by Mr. Lynn will be immediately exchangeable for Class A common stock of the Combined Company on a one-for-one basis (subject to customary anti-dilution adjustments). From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

•

In connection with the separation and prior to the merger, Messrs. Amaitis, Lynn, Merkel and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will use some of the proceeds that they receive in respect of the redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor.

•

Concurrently with the merger, BGC Holdings intends to issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC Partners. In addition, BGC Partners intends to issue to certain employees and other persons who provide services to BGC Partners certain BGC Partners restricted stock units, which we refer to as “BGC RSUs.”

•

Upon the termination of employment or bankruptcy of a founding partner, or upon mutual agreement of Cantor and the general partner of BGC Holdings, BGC Holdings will redeem any BGC Holdings founding partner interests held by such founding partner. However, in such circumstances, Cantor has a right of first refusal to acquire such founding partner interests. Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary (as Cantor is expected to do from time to time as described above), will be exchangeable by Cantor, generally commencing one year after the completion of the merger, for shares of Combined Company Class B common stock, or at Cantor’s election, shares of Combined Company Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments) on the same basis as the Cantor interests and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. In addition, Cantor will have a right of first refusal with respect to any BGC Holdings working partner interests and restricted exchangeable interests (that have not become exchangeable) that (A) are called for redemption upon termination of employment or bankruptcy of a working partner or termination of employment or bankruptcy of a restricted exchangeable partner or (B) are called for redemption by BGC Holdings, in each case if BGC Holdings elects to transfer the right to purchase such interest to a BGC Holdings partner rather than redeem such interest itself.

Review, Approval and Ratification of Transactions with Related Persons

The general policy of eSpeed and its Audit Committee is that all material transactions with a related party, including transactions with Cantor and, prior to the completion of the merger, BGC Partners or its affiliates, the relationship between eSpeed and Cantor and, prior to the completion of the merger, BGC Partners and its affiliates pursuant to the Joint Services Agreement, as amended and restated, which we refer to as the “JSA,” the existing administrative services agreement and other agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, are subject to prior review and approval by eSpeed’s Audit Committee which shall determine whether such transactions or proposals are fair and reasonable to eSpeed stockholders. In general, potential related-party transactions are identified by eSpeed’s management and discussed with the Audit Committee at Audit Committee meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to the Audit Committee with respect to each issue under consideration and decisions are made by the Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Audit Committee requests further information and from time to time requests guidance or confirmation from internal or external counsel or auditors.

From and after the closing date of the merger until six months after Cantor ceases to hold 5% of the Combined Company’s voting power, transactions or arrangements between the Combined Company and Cantor will be subject to prior approval by a majority of the Combined Company Board of Directors that the Combined Company has found to qualify as “independent” in accordance with the published listing requirements of NASDAQ.

Independence of Directors

The eSpeed Board of Directors has determined that each of Messrs. Sloane, Dalton and Weis and Dr. Koshland qualifies as an “independent director” in accordance with the published listing requirements of NASDAQ. The eSpeed Board of Directors does not expect the transactions contemplated by the merger agreement to change such determination. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the eSpeed Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the eSpeed Board of Directors, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Formation Transactions

Concurrently with eSpeed’s initial public offering in December 1999, Cantor contributed to eSpeed certain of its assets. These assets primarily consisted of the proprietary software, network distribution systems, technologies and related contractual rights that comprise the eSpeed®system. In exchange for these assets, eSpeed issued to Cantor 43,999,900 shares of its Class B common stock, representing approximately 98% of the voting power of eSpeed capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of eSpeed Class A common stock which it sold in eSpeed’s initial public offering in December 1999.

eSpeed entered into the agreements described below in connection with the formation transactions and to help define the terms of its relationship with Cantor after the formation of eSpeed. Certain of the agreements, as described below, will be terminated upon completion of the merger. In an effort to mitigate conflicts of interest between eSpeed and Cantor, eSpeed and Cantor agreed that none of these agreements could be amended without the approval of a majority of eSpeed’s disinterested directors.

Joint Services Agreement

Under the JSA, as well as under services agreements with Freedom International Brokerage Company, which we refer to as “Freedom,” and CantorCO2e, LLC, which we refer to as “CO2e,” eSpeed owns and operates the electronic trading systems and is responsible for providing electronic brokerage services, and Cantor and BGC Partners, Freedom and CO2e provide voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Pursuant to the terms of the merger agreement, the JSA and the CO2e services agreement will terminate upon the completion of the merger. A description of the revenue sharing arrangements under these agreements that are, and, with respect to the JSA and CO2e services agreements, until completion of the merger and the concurrent termination of these agreements, will be in effect is set forth below.

Revenue Sharing Arrangements

Under the JSA, as well as under the CO2e services agreement and the Freedom services agreements, eSpeed owns and operates the electronic trading systems and is responsible for providing electronic brokerage services, and BGC Partners, Freedom and CO2e provide voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions in U.S. Treasuries, eSpeed receives 65% of the transaction revenues and Cantor, BGC Partners or Freedom receives 35% of the transaction revenues. Beginning on July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom is paid on net transaction revenues, which are calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout). With respect to other fully electronic transactions, the following provisions are applicable:

With respect to foreign exchange transactions, the 65%/35% revenue share between eSpeed and Cantor is paid after the payment of any revenue share amount to certain participants on the foreign exchange market, which we refer to as the “FX” or “forex” market platform, and after payment of fees relating to clearance, settlement and fulfillment services provided by Cantor. Such clearing and settlement fees are shared 65%/35% in the event that the average cost of such services exceeds the average costs associated with clearing and settling cash transactions in U.S. Treasuries.

eSpeed agreed to divide revenues with Cantor with respect to European Government Bonds, which we refer to as “EGBs,” traded electronically as follows: (i) the first $1.5 million of gross revenues from EGBs traded electronically shall be shared 65% to eSpeed and 35% to Cantor, (ii) from July 1, 2005 through June 30, 2009, net revenues for EGBs derived from gross revenues in excess of $1.5 million is shared 50% to eSpeed and 50% to Cantor and (iii) after June 30, 2009, net revenues from EGBs derived from gross revenues in excess of $1.5 million is then shared 65% to eSpeed and 35% to Cantor. Net revenues are calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses are not to exceed 50% of EGB electronic revenues.

eSpeed agreed to divide revenues between it and Cantor with respect to all products other than benchmark U.S. Treasury securities, spot foreign exchange or EGBs which become electronically traded in the future (or until earlier termination upon completion of the merger) as follows: eSpeed receives no less than 50% of the net revenues for such products for a period of four years from the date a customer enters an order on the eSpeed system for such products, or four years from the date of the amendment in the case of products which are currently voice-assisted for BGC Partners customers. At the end of such four-year period, the revenue share reverts to a payment to eSpeed of 65% of the net revenues for such products. Net revenues are calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses are not to exceed 50% of such electronic revenues.

With respect to the equity order routing business conducted for Cantor, eSpeed and Cantor each have traditionally received 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. In addition, any eSpeed equity order routing business that was not conducted for Cantor was treated as a fully electronic transaction, in which we would receive 65% of the revenues of any such business and Cantor would receive 35% of such revenues.

CO2e shares with eSpeed 50% of the fully electronic revenues. With respect to (i) certain network access facilities services agreements and (ii) other circumstances in which Cantor refers network access facility services business to eSpeed, 60% of net revenues from such business would be paid to Cantor and 40% of such revenues would be paid to eSpeed. This revenue sharing arrangement is made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance. With respect to private labeling of the eSpeed system to Cantor parties, the net revenues between eSpeed and Cantor with respect to such privately labeled businesses is shared 50% to eSpeed and 50% to Cantor for a period of four years from the date such customer begins trading. Thereafter, net revenues are shared 65% to eSpeed and 35% to Cantor. Net revenues are calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses are not to exceed 50% of such electronic revenues.

eSpeed is authorized to pay directly to BGC Partners brokers up to 10% of gross revenues on increased electronic trading on the eSpeed system by customers of such brokers in certain products. These payments are intended to provide incentive to voice brokers to encourage additional electronic trading on the eSpeed system by their customers and are solely in the discretion of our management.

In addition, BGC Partners is authorized to pay directly to eSpeed sales personnel or to eSpeed or its affiliates discretionary payments of commissions generated by eSpeed sales personnel. These payments are intended to provide incentive to eSpeed sales personnel to encourage additional voice brokered and hybrid trading.

Effective October 1, 2005, eSpeed amended its arrangement with Cantor with respect to Cantor’s gaming businesses to allow the Cantor parties to provide their own gaming development services. With that, former eSpeed technical personnel who had been primarily engaged in providing gaming development services for Cantor’s gaming businesses were hired directly by Cantor. Consequently, the payment provisions in the JSA were amended to provide eSpeed a 12.5% share of the gaming transaction revenues. In exchange for such revenue share, eSpeed will provide to Cantor all Gaming-related Ancillary IT services (as defined in the JSA) consistent with the ancillary information technology services as are currently provided by eSpeed, and all reasonable replacement ancillary information technology. Further, Cantor will reimburse eSpeed for 100% of all direct costs expended by eSpeed for additional items requested by Cantor, in writing, which are solely dedicated to Cantor’s gaming business. eSpeed will also provide to Cantor access to its business and property, including property, technology, software and hardware in order to engage in development with respect to Cantor’s gaming business.

In December 2005, eSpeed entered into an agreement with BGC Partners to provide the technology and support for the first integrated voice and electronic U.S. dollar repo trading platform for the primary dealer community. eSpeed and BGC Partners split gross revenues generated by the new platform 50%/50% after a deduction of total broker compensation associated with the extra commission paid to BGC Partners brokers up to a cap of 50% of gross revenues.

In July 2006, eSpeed and Cantor entered into an agreement whereby eSpeed provides its Ecco products to Cantor free of charge until December 31, 2007, eSpeed provides to Cantor new features and customized development work that it requests in writing with respect to our Ecco product and Cantor will pay eSpeed for the cost of the development of those new features. Additionally, eSpeed is authorized to enter into an agreement with Cantor to provide a commission for third-party sales by a Cantor or BGC Partners salesperson equal to the equivalent amount that would be paid if the salesperson was a salesperson of eSpeed.

In general, for voice-assisted brokerage transactions, eSpeed receives 7% of the transaction revenues, in the case of BGC Partners transactions, and 35% of the transaction revenues, in the case of Freedom transactions. For CO2e, eSpeed receives 20% of the transaction revenues. For screen-assisted open outcry brokerage transactions, eSpeed receives 2.5% of the transaction revenues in the case of BGC Partners transactions, and for CO2e, eSpeed receives 20% of the transaction revenues. In addition, until completion of the merger, BGC Partners is authorized to pay commissions to eSpeed sales personnel which complete voice assisted transactions or to an eSpeed entity for the benefit of such persons.

Under various services agreements, eSpeed has agreed to provide Cantor, BGC Partners, Freedom and CO2e technology support services, including systems administration, internal network support, support and procurement for desktops of end-user equipment, operations and disaster recovery services, voice and data communications, support and development of systems for clearance and settlement services, systems support for brokers, electronic applications systems and network support, and provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead, of providing such services and receive payment on a monthly basis. These services are provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. Also, in connection with Cantor’s gaming business, we have agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its written request in exchange for payment by Cantor of all of the direct costs for such items.

Under the terms of the JSA, we have agreed with Cantor to certain arrangements, including commission structures, pursuant to which Cantor and its affiliates participate in certain eSpeed marketplaces by posting quotations for their accounts and by acting as principal on trades. Such activity is intended, among other things, to assist these parties in managing their proprietary positions, and to facilitate transactions, add liquidity, increase commissions and attract additional order flow to the eSpeed system and revenues to both eSpeed and Cantor and its affiliates.

Under the existing administrative services agreement (which is described below under “Existing Administrative Services Agreements”), Cantor provides various administrative services to eSpeed, including accounting, tax, legal, human resources and facilities management. eSpeed is required to reimburse Cantor for the cost of providing such services. The costs represent the direct and indirect costs of providing such services and are determined based upon the time incurred by the individual performing such services. The administrative services agreement renews automatically for successive one-year terms unless cancelled upon six months’ prior notice by either eSpeed or Cantor. eSpeed incurred administrative fees for such services during the years ended December 31, 2006, 2005 and 2004 totaling $12.6 million, $13.9 million and $13.2 million, respectively. Cantor is also authorized to provide these administrative services to Aqua. The services provided under both the JSA and the existing administrative services agreement are related party services because Cantor controls eSpeed. As a result, the amounts charged for services under these agreements may be higher or lower than amounts that would be charged by third parties if eSpeed did not obtain such services from Cantor. In the merger, the existing administrative services agreement will be terminated, and the Combined Company will assume the rights and obligations of BGC Partners under two services agreements, one with Tower Bridge and one with Cantor, which BGC Partners will enter into at or prior to the merger, and which are described in “New Administrative Services Agreements.”

Aqua

On May 30, 2007, the National Association of Securities Dealers, which is currently known as the Financial Industry Regulatory Authority (“FINRA”), approved the partial ownership change and name change of Aqua (formerly known as eSpeed Securities, Inc.). Pursuant to such approval, eSpeed and Cantor entered into an agreement whereby eSpeed is entitled to a 49% interest in Aqua, and Cantor is entitled to a 51% interest in Aqua. Aqua is also authorized to receive clearing and administrative services from Cantor and technology infrastructure services from eSpeed. Aqua is authorized to pay sales commissions to brokers of Cantor, BGC Partners or other brokers who participate in the sales process. The agreement between Aqua, Cantor and eSpeed will remain in place after the merger as an obligation of the Combined Company. On October 2, 2007, FINRA provided approval for Aqua to operate as an Alternative Trading System and to provide Direct Market Access for institutional block equity buyside and sellside firms.

Software Solutions Services

eSpeed provides to Cantor, BGC Partners, Freedom and CO2e, Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for brokers; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, eSpeed charges Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead, that we incur in performing these services. These services are provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. With respect to Cantor’s gaming business, eSpeed has agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its request in exchange for payment by Cantor of all of the direct costs for such items.

Intellectual Property

Cantor has granted eSpeed a license covering Cantor’s patents and patent applications that relate to the eSpeed system. The license is perpetual, irrevocable, worldwide and royalty free and is exclusive, except in the event that (1) eSpeed is unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require eSpeed to do so, or eSpeed is unable to provide such services, or (2) eSpeed does not exercise its right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which event, Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with eSpeed, at its expense, in any attempt by eSpeed to prevent any third-party infringement of eSpeed’s patent rights under the license. Cantor has also granted to eSpeed a non-exclusive, perpetual, irrevocable, worldwide, royalty-free right and license to use the servicemarks “Cantor Exchange®,” “Interactive Matching®,” “MOLESM” and “CX®.”

At the completion of the merger, the above mentioned licenses will be terminated. Pursuant to the separation agreement, Cantor will grant to BGC Partners a license in intellectual property that the Combined Company will assume in the merger. In addition, all intellectual property primarily related to the BGC businesses will be transferred to BGC Partners pursuant to the separation agreement.

Pursuant to the merger agreement, the Combined Company will provide Cantor with a perpetual, royalty-free license to use the software, technology and intellectual property, with certain exceptions, that Cantor owned and contributed to BGC Partners in the separation or that Cantor has a right to use, or the Combined Company uses on Cantor’s behalf, under the JSA, and enhancements and upgrades will be provided free of charge for one year following the completion of the merger.

Non-Competition and Market Opportunity Provisions

The JSA imposes performance obligations on us and restricts our ability to compete with Cantor and Cantor’s ability to compete with us in markets that we and Cantor traditionally operate. eSpeed and Cantor agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the JSA in order to enable us to enter into separate agreements in connection with these marketplaces. As noted above, the JSA will terminate upon the completion of the merger.

In addition, for a description of the corporate opportunity provisions of the Combined Company certificate of incorporation, see “Potential Conflicts of Interest and Competition between eSpeed and the Combined Company and Cantor.”

Existing Administrative Services Agreements

Under the existing administrative services agreement, Cantor provides certain administrative and management services to eSpeed. Cantor makes available to eSpeed some of its administrative and other staff, including its internal audit, treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arrange for eSpeed’s insurance coverage and provide a wide array of services, including administration of eSpeed’s personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. eSpeed reimburses Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. eSpeed also entered into arrangements with Cantor under which eSpeed has the right to use certain assets, principally computer equipment, from Cantor. These assets may be subject to operating leases with third-party leasing companies. eSpeed also has arrangements with Cantor under which it shares office space provided by Cantor at their offices. Under the administrative services agreement, eSpeed provides sales, marketing and public relations services to Cantor. Cantor reimburses eSpeed for the actual costs incurred by eSpeed, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. The existing administrative services agreement had an initial three-year term, has been renewed for three successive one-year renewal terms and will continue to renew automatically for successive one-year terms unless canceled by either eSpeed or Cantor upon six months’ prior notice; provided, however, that our right to use our London office space expires at the earlier of (1) the time Cantor’s lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

Pursuant to the existing administrative services agreement, Cantor is required to obtain for eSpeed, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor has procured property insurance coverage for eSpeed covering its fixed assets and business interruption insurance of at least these coverage amounts. However, eSpeed is listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy is for aggregate amounts in excess of the amounts set forth above. The existing administrative services agreement does not provide for the allocation of the proceeds among the named insured parties. Insurance proceeds paid to date have been paid to Cantor on behalf of all parties named on the policy, and Cantor has allocated these proceeds among the insured parties. As a result of the terrorist attacks of September 11, 2001, which we refer to as the “September 11 Events,” eSpeed’s offices in the World Trade Center were destroyed and eSpeed lost 180 of its employees, including many members of its senior management. As of December 31, 2006, eSpeed had received approximately $25.7 million of replacement property insurance proceeds in settlement for property damage related to the September 11 Events. eSpeed is entitled to reimbursement by Cantor for certain replacement assets, which replacement is nearing completion.

In the merger, the existing administrative services agreement will be terminated.

eSpeed is also a party to an administrative services agreement, dated as of November 12, 2004, with eSpeed Brokerage, Inc. (formerly known as eSpeed Government Securities, Inc.), its broker-dealer subsidiary. Under this agreement, eSpeed Brokerage, Inc. agrees to compensate eSpeed for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes) of certain services provided by eSpeed, including office space, personnel and certain corporate services, including, without limitation, cash management, internal audit, facilities management, legal, payroll, benefits administration and other administrative services. This agreement remains in effect until terminated upon the mutual agreement of all parties.

In connection with the Aqua transaction, eSpeed, Cantor and Aqua entered into a services agreement. Pursuant to that agreement, Cantor provides certain services, including office space, personnel and corporate services such as cash management, internal audit, legal, payroll, benefits administration and other administrative services to Aqua. eSpeed provides technology support, infrastructure and development services for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes).

Tower Bridge

Currently, the principal activities of one of BGC Partners’ U.K. subsidiaries, Tower Bridge, is the provision of administrative and corporate services in Europe and Asia to BGC Partners and its direct and indirect, current and future, subsidiaries and to Cantor and its direct and indirect, current and future, subsidiaries. Tower Bridge will not be required to be regulated by the FSA, and, therefore, after the merger, this will assist the Combined Company in maximizing the efficiency of its regulatory capital usage in the United Kingdom.

Tower Bridge is a U.K. limited partnership, which is owned 52% by BGC Partners and 48% by Cantor. The right to share in profits and losses and receive distributions from Tower Bridge is divided between BGC Partners (and on behalf of its nominated entities) and Cantor (and on behalf of its nominated entities) based on these ownership interests.

The transfer to Tower Bridge is taking place in one or more phases. On December 31, 2006, BGC Partners completed the first phase by creating Tower Bridge and transferring the services businesses from one of BGC Partners’ U.K. subsidiaries, BGCI, to Tower Bridge for $4.5 million. The transferred services businesses included the support services that had been provided by BGCI at that time to the operating and regulated companies and partnerships owned and controlled by Cantor (including BGC Partners) and other entities where applicable, including administration and benefits services, employee benefits services, human resources and payroll services, financial services, financial operations services (including BGCI’s back office employees engaged mainly or wholly in the services businesses at that time) and the goodwill of BGCI in connection therewith but excluding related debts and liabilities. The transferred services business did not include any real property leased or licensed by BGCI or other assets held by BGCI (including leasehold improvements and computer assets). In subsequent phases (and subject to necessary third-party consents), on as yet unspecified dates, BGC Partners intends to transfer building leases, leasehold improvements and other fixed assets (for example, computer equipment). It is intended that the transfer take place on as neutral a basis as possible from tax and other cost perspectives. This may not be achievable and, therefore, BGCI might incur taxes and other costs, including capital gains tax and stamp duty land tax.

Tower Bridge provides these services to Cantor pursuant to the administrative services agreement with Tower Bridge that Cantor has entered into in connection with the separation. See “New Administrative Services Agreements.” Tower Bridge will charge each recipient of services for actual costs incurred for services provided plus a mark-up (if any), as the parties may agree from time to time. Each recipient of services will remain responsible for its own regulatory and other compliance functions.

New Administrative Services Agreements

The Tower Bridge administrative services agreement and the administrative services agreement, which we collectively refer to as the “administrative service agreements,” will have an initial term of three years. Thereafter, the administrative services agreements will renew automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement, in the case of the Tower Bridge administrative services agreement, at least 180 days, or, in the case of the administrative services agreement, 120 days, before the end of any such year ending during the initial or extended term, in which event the administrative services agreements will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreements may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including any severance or cancellation fees.

During the term of the administrative services agreements, the parties shall provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources, and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	space, personnel, hardware and equipment services;

•	communication and data facilities;

•	facilities management services;

•	promotional, sales, and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreements include provisions for allowing a provider or affiliate to arrange for a third party to provide the services.

In consideration for the services provided, the providing party will charge the other party (including any applicable taxes) an amount based on (1) the amount equal to direct cost that the providing party estimates it will incur or actually incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree. In addition, the Tower Bridge administrative services agreement provides that the receiving party shall pay a mark-up on such costs in an amount to be agreed by the parties from time to time.

The administrative services agreements will provide that the services recipient will generally indemnify the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

BGC International L.P., which we refer to as “BGCI,” will continue to provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor, and, to the extent applicable, BGCI and its affiliates will continue to do the same in Asia as well, but it is expected that certain of those assets and office space will be transferred to Tower Bridge or another service entity (subject to necessary third party consents). BGCI will provide these assets and office space to Tower Bridge to allow it to conduct its business. BGCI will charge Cantor on the same basis as it charges Tower Bridge (although it will charge Tower Bridge without any mark-up). Tower Bridge will charge Cantor on the basis described above for such assets and office space once such assets and office space are transferred to Tower Bridge. These assets may be subject to operating leases with third-party leasing companies. eSpeed believes that the rate on such leases, subleases or licenses will be no greater than would be incurred with a third party on an arm’s-length basis.

Registration Rights Agreements

Pursuant to a registration rights agreement entered into by Cantor and eSpeed in connection with eSpeed’s formation and a registration rights agreement to be entered into by BGC Partners in connection with the separation and assumed by the Combined Company in the merger, Cantor has received and will receive piggyback and demand registration rights.

Formation Registration Rights Agreement

Under the registration rights agreement entered into in connection with the formation of eSpeed, which we refer to as the “formation registration rights agreement,” the piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its shares of Class B common stock whenever eSpeed proposes to register any shares of eSpeed Class A common stock for our own or another’s account under the Securities Act for a public offering, other than any shelf registration of shares of eSpeed Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that eSpeed register under the Securities Act of 1933, as amended, any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the formation registration rights agreement.

eSpeed has agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. eSpeed has also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) eSpeed’s right not to effect any demand registration within six months of a public offering of its securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of eSpeed’s securities.

After the merger, the formation registration rights agreement will continue to be in effect as it was immediately prior to the merger.

Separation Registration Rights Agreement

In connection with the separation, BGC Partners will enter into the separation registration rights agreement with Cantor which will provide that the holders of BGC Partners units, or, after the merger, Combined Company common stock, issued or to be issued upon exchange of the BGC Holdings exchangeable limited partnership interests held by Cantor or upon conversion by Cantor of Class B common units into Class A common units or Class B common stock into Class A common stock, as the case may be, will be granted registration rights. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The separation registration rights agreement will provide that, after exchange of the BGC Holdings exchangeable limited partnership interests or conversion of Class B units into Class A units or Class B common stock into Class A common stock, as the case may be, each holder is entitled to unlimited piggyback registration rights, meaning that each holder can include its registrable securities in registration statements filed by BGC Partners, or, after the merger, the Combined Company, subject to certain limitations.

The separation registration rights agreement also will grant Cantor four demand registration rights requiring that BGC Partners, or, after the merger, the Combined Company, register the Class A units or shares of Class A common stock, as the case may be, held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the Class A units or shares of Class A common stock, as the case may be, outstanding or has an aggregate market value in excess of $20 million.

BGC Partners, or, after the merger, the Combined Company, will pay the costs but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

Municipal Partners

In January 2002, Cantor sold the assets of the business known as Municipal Partners, Inc., a municipal bond broker, to a newly formed limited liability company, Municipal Partners, LLC, formed by Brian Kelly, a former employee of Cantor, in exchange for a 25% special interest in Municipal Partners, LLC. Cantor had purchased substantially all of the assets of Municipal Partners, Inc. in July 2000. Cantor also loaned $1,000,000 to Municipal Partners, LLC and is entitled to distributions equal to 5% of the gross revenues of the business less the amount of our revenue share for electronic transactions. Pending receipt of applicable licenses by Municipal Partners, LLC, Cantor provided Municipal Partners, LLC with interim services. In connection with the sale, eSpeed (1) granted Municipal Partners, LLC a non-exclusive license to use its software and technology to operate a municipal bond brokerage business; (2) will maintain its municipal bond trading platform and provide the software capabilities that were in place in Cantor’s municipal bond business (eSpeed is to be compensated for upgrading the trading platform at cost plus a reasonable profit or at prevailing rates, at eSpeed’s election); (3) will provide web-hosting, technical and customer support at cost plus a reasonable fee to Municipal Partners, LLC; (4) will receive 50% of gross revenues of Municipal Partners, LLC, with respect to electronic transactions; and (5) terminated existing arrangements with former brokers in the business (some of whom are deceased) pursuant to which eSpeed had given them shares of eSpeed Class A common stock valued at $1,250,000 in exchange for promissory notes in the same amount with the result that the notes were terminated and the shares were cancelled. As of September 25, 2006, the services agreement was terminated in connection with the settlement of certain litigation with Municipal Partners.

Freedom

eSpeed and Cantor formed a limited partnership, which we refer to as the “LP,” to acquire a 66.7% interest in Freedom, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. eSpeed is entitled to 75.0% of the LP’s capital interest in Freedom. eSpeed shares in 15.0% of the LP’s cumulative profits but not in cumulative losses. Cantor is the LP’s general partner and is allocated all of the LP’s cumulative losses or 85.0% of the cumulative profits.

eSpeed also entered into the Freedom services agreements with Freedom pursuant to which eSpeed provides the technology infrastructure for the transactional and technology related elements of the Freedom marketplace as well as certain other services in exchange for specified percentages of transaction revenues from the marketplace. In general, for fully electronic transactions in U.S. Treasuries, eSpeed receives 65% of the transaction revenues and Cantor, BGC Partners or Freedom receives 35% of the transaction revenues. For a four- year period beginning on July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom is paid on net transaction revenues, which are calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout).

CO2e

On October 11, 2002, Mitsui & Co. (U.S.A.), Inc. and MB Emission Trading, Inc., which we collectively refer to as “Mitsui,” invested $1,200,000 in CO2e, a Cantor subsidiary. CO2e’s purpose is to form and operate one or more electronic trading markets for products related to the mitigation of greenhouse gasses and related activities and to provide brokerage information and consulting services relating to the emission or mitigation of greenhouse gasses and related issues. In connection therewith, eSpeed and CO2e entered into the CO2e services agreement whereby eSpeed receives 50% of CO2e’s fully electronic revenues and 20% of CO2e’s voice-assisted and open outcry revenues. The CO2e services agreement supersedes the provisions of the JSA with respect to

CO2e transactions. Mitsui received 4% of the equity of CO2e and we agreed to transfer certain intellectual property rights to CO2e. As described above, upon completion of the merger, the CO2e services agreement will terminate.

Additional Previous Transactions with Cantor

On June 5, 2000, each of Williams Energy Marketing & Trading, which we refer to as “Williams,” and Dynegy Inc., which we refer to as “Dynegy,” purchased a unit consisting of (a) 789,071 shares of eSpeed Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of eSpeed Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20 and a 10-year term, and all of the warrants are currently exercisable. At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in eSpeed of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor is obligated to use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to eSpeed’s Board of Directors and to vote its shares of common equity in favor of such designee.

eSpeed has a 15% investment in EIP Holdings, LLC, which we refer to as “EIP Holdings,” which in turn has a 99.5% investment in TradeSpark, L.P., which we refer to as “TradeSpark,” a voice brokerage business in certain energy products. The business of TradeSpark has been wound up. Cantor has an 85% investment in EIP Holdings.

In connection with a transaction fee agreement dated August 21, 2002 that Cantor entered into with UBS AG and certain named affiliates, which we collectively refer to as “UBS,” eSpeed issued to UBS a warrant to purchase 300,000 shares of eSpeed Class A common stock which has been exercised with respect to 125,000 shares. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant is fully vested and non-forfeitable, and is exercisable nine years and six months after issuance. In addition, eSpeed has provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

On July 30, 2001, eSpeed entered into an agreement to form a business partner relationship with Deutsche Bank, AG, which we refer to as “Deutsche Bank,” whereby Deutsche Bank agreed to channel its electronic market-making engines and liquidity for specified European fixed income products through eSpeed’s electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of eSpeed’s Series C Redeemable Convertible Preferred Stock, which we refer to as “Series C Preferred,” at its par value of $0.01 per share. Each share of the Series C Preferred was convertible at the option of Deutsche Bank into 10 shares of eSpeed Class A common stock at any time during the five years ended July 31, 2006. At the end of each year of the five-year agreement in which Deutsche Bank fulfilled its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred would automatically convert into warrants to purchase 150,000 shares of eSpeed Class A common stock at an exercise price of $14.79 per share. At the end of the five-year period, to the extent that Deutsche Bank had not fulfilled its obligations under the agreement and Series C Preferred shares remained outstanding, eSpeed had the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of eSpeed Class A common stock. Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of eSpeed Class A common stock was issued by eSpeed. eSpeed informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and a warrant was not issued for such period. Based on certain communications and the failure of Deutsche Bank to comply with the agreement since that time, eSpeed has further notified Deutsche Bank that eSpeed believes Deutsche Bank has terminated its right to receive warrants under the agreement for the remaining commitment periods. The 450 shares of Series C Preferred with respect to the 12-month periods ended July 30, 2003, 2004 and 2005, are redeemable by us for 4,500 shares of Class A common stock.

Indemnification by Cantor

Although eSpeed does not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor’s limited partnership agreement, in connection with eSpeed’s IPO Cantor agreed to indemnify eSpeed with respect to any liabilities it incurs as a result of such lawsuits or allegations.

Other Transactions

eSpeed enters into reverse repurchase agreements with Cantor as short-term investments as part of its overall cash management strategy. These reverse repurchase agreements generally mature on a next-day basis. Interest rates for the reverse repurchase agreements are reset daily and approximate market rates, which are based on the Fed Funds Rate and the quality of the underlying collateral. It is eSpeed’s and Cantor’s policy to obtain collateral, which is valued daily, with a market rate equal to or in excess of the principal amount loaned under these reverse repurchase agreements. As an alternative to eSpeed’s ongoing policy of investing its cash in reverse repurchase agreements with Cantor, on July 26, 2007 eSpeed entered into a secured promissory note and pledge agreement (the “Secured Loan”) with Cantor in which eSpeed agreed to lend Cantor up to $100 million on a secured basis from time to time. The Secured Loan is guaranteed by a pledge of eSpeed Class A or Class B common stock owned by Cantor equal to 125% of the outstanding Secured Loan amount, as determined on a next-day basis. The Secured Loan bears interest at the market rate for equity repurchase agreements plus 0.25% and is payable on demand. At September 30, 2007, the reverse repurchase agreements between eSpeed and Cantor totaled $92.3 million, and the Secured Loan had an outstanding balance of $80 million.

Cantor has granted certain eSpeed employees, including Mr. Saltzman, its Chief Operating Officer, awards of partnership units in Cantor with a notional value of $1.1 million. Such partnership units entitle the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination provided that the employee has not engaged in any competitive activity with us or our affiliates prior to the date each payment is due. Mr. Saltzman’s entitlement to such post-termination payments vests in six equal annual installments beginning July 1, 2007, provided that as of each such anniversary date Mr. Saltzman is still employed by us or one our affiliates and has not breached this agreement. The other partnership units were fully vested on date of grant.

In February 2006, in conjunction with Cantor’s acquisition of IDT Horizon GT, Inc., which we refer to as “Horizon,” eSpeed entered into a software license agreement, which we refer to as the “Horizon License,” with Horizon, pursuant to which Horizon granted us a perpetual, fully paid-up, non-transferable (except to our affiliates) license of Horizon’s GovREPO software, a multi-currency, multi-entity, multi-portfolio, collateral management and trading system for fixed income securities. Management has estimated the fair value of the Horizon License at $1.5 million. The Horizon License permits us to use the software worldwide in connection with the processing of trades in our product offerings, provided that the software may not be used for the processing of the business of any other person, firm or entity. The Horizon License provides that, in the event Cantor sells the Horizon business, it will pay us an amount equal to 23% of the total consideration received in connection with such sale, up to a maximum of $1.5 million. In consideration for the Horizon License and support services to be provided under the Horizon License, we issued to Horizon a warrant to acquire 312,937 shares of Class A common stock, which warrant was not transferred to Cantor. The warrant has a five-year term and is immediately exercisable at an exercise price of $8.87 per share.

On August 10, 2006, eSpeed entered into a Sponsored Research Agreement with a researcher and a U.S. university in which the Company agreed to pay $100,000 per year for five years in exchange for research and certain patent rights. In October 2006, we agreed with Cantor and BGC Partners that they would pay 75% of all payments made by us in connection with the Sponsored Research Agreement, and that to the extent, if any, that we make any charitable contributions to the university, Cantor and BGC Partners will make a proportional charitable contribution. In exchange for this agreement, we will retain a nonexclusive license to all patents and patent applications resulting from the Sponsored Research Agreement within the field of fully electronic financial services, BGC Partners will have a license to the patents and patent applications in all financial services fields other than fully electronic, and Cantor will have patent rights to all other patents and patent applications. We further agreed that, in the event that we or Cantor grants a license to such technology in the field of fully electronic financial services, we and Cantor will each receive 50% of all revenues from any such license.

Potential Conflicts of Interest and Competition Between eSpeed and the Combined Company and Cantor

Various conflicts of interest between eSpeed and the Combined Company and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of eSpeed and the Combined Company common stock and the exercise by Cantor of control over eSpeed’s and the Combined Company’s management and affairs.

After the merger, Cantor will continue to exercise control over the Combined Company’s management and affairs and all matters requiring stockholder approval, including the election of the Combined Company’s directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of the Combined Company’s business, entry into new lines of business and borrowings and issuances of Combined Company common stock or other securities. This control will be subject to the approval of the Combined Company’s independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Combined Company. This control will also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who will serve as the Combined Company’s Co-Chief Executive Officer and Chairman. Mr. Lutnick is also the Chairman of the Board and Chief Executive Officer of Cantor and the President and controlling stockholder of CFGM;

•

Mr. Amaitis, who will serve as the Combined Company’s Co-Chief Executive Officer and a member of the Combined Company’s Board of Directors is also the President and Chief Executive Officer of Cantor Index Limited and holds positions at various gaming affiliates of Cantor; and

•	Mr. Merkel, who will serve as the Combined Company’s Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through partnership unit ownership and will continue to have such holdings following the merger, including distribution rights.

The service of officers or partners of Cantor as the Combined Company’s executive officers and directors, and those persons’ ownership interests in and payments from Cantor and its affiliates, could create conflicts of interest when the Combined Company and those directors or officers are faced with decisions that could have different implications for Cantor and the Combined Company. In addition, although in connection with the separation Cantor will redeem all of the Cantor limited partnership interests held by founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel will continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and will not be redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

It is also expected that Cantor will manage its ownership of the Combined Company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in the Combined Company above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with the Combined Company, including those relating to acquisitions or offerings by the Combined Company involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in the Combined Company of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between the Combined Company and Cantor in a number of areas relating to the Combined Company’s past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	the issuance or disposition of securities by the Combined Company;

•	the election of new or additional directors to the Combined Company’s Board of Directors;

•	the payment of dividends by the Combined Company (if any) and distribution of profits by BGC U.S., BGC Global and/or BGC Holdings;

•

business operations or business opportunities of the Combined Company and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by the Combined Company and Cantor;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving the Combined Company;

•	the terms of the merger agreement and the related agreements we intend to enter into in connection with the separation and merger;

•	conflicts between the Combined Company’s agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between the Combined Company’s and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses; and

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge.

In addition, Cantor has from time to time in the past considered possible strategic realignments of the business relationships that exist between and among Cantor and the businesses comprising the Combined Company and may do so in the future. Any future related-party transactions or arrangements between the Combined Company and Cantor, until Cantor ceases to hold 5% of the Combined Company’s voting power, will be subject to the prior approval by a majority of the Combined Company’s independent directors, but generally will not otherwise require the separate approval of the Combined Company’s stockholders, and if such approval were required, Cantor will retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the separation agreement and the merger agreement, may be amended upon agreement of the parties to those agreements upon approval of the Special Committee (prior to the merger) or the Audit Committee of the Combined Company (after the merger). During the time that the Combined Company is controlled by Cantor, Cantor may be able to require the Combined Company to agree to amendments to these agreements. The Combined Company may not be able to resolve any potential conflicts and, even if it does, the resolution may be less favorable to it than if it were dealing with an unaffiliated party. As a result, the prices charged to or by eSpeed or the Combined Company for services provided under agreements with Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to eSpeed or the Combined Company than those that it could have negotiated with third parties.

In order to address potential conflicts of interest between the Combined Company and Cantor and its representatives, the Combined Company certificate of incorporation will contain provisions regulating and defining the conduct of the Combined Company’s affairs as they may involve Cantor and its representatives, and the Combined Company’s powers, rights, duties and liabilities in connection with its relationship with Cantor and its affiliates, officers, directors, general partners or employees and representatives.

The Combined Company certificate of incorporation will provide that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor shall any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, the Combined Company or any of its stockholders. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as the Combined Company, or doing business with any of the Combined Company’s clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of the Combined Company and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of the Combined Company, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to the Combined Company, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to the Combined Company;

•	will not be liable to the Combined Company or any of its stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to the Combined Company and its stockholders, and not have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if the Combined Company decides not to.

If a corporate opportunity is not presented to a person who is both a representative of the Combined Company and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of the Combined Company, such person will not be obligated to present the corporate opportunity to the Combined Company or to act as if such corporate opportunity belongs to the Combined Company, and such person:

•

will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Combined Company as a representative of the Combined Company with respect to such corporate opportunity;

•	will not be liable to the Combined Company or any of its stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached a duty of loyalty to the Combined Company and its stockholders and not have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Combined Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that the Combined Company is financially able to undertake that is, from its nature, in the Combined Company’s lines of business, is of practical advantage to the Combined Company and is one in which the Combined Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with the Combined Company’s self-interest.

Leases

As described above under “Existing Administrative Services Agreements,” eSpeed leases office space from Cantor. In addition, in July 2005, BGCI and Cantor entered into agreements for leases of new office space at 40 Bank Street and floors 18, 19 and 20 of One Churchill Place, Canary Wharf in London. BGCI permits BGC Partners entities and Cantor entities to use office space at these offices, with the Bank Street office dedicated to a data center and office of eSpeed. BGCI continues to lease office space at One America Square, in London, and BGCI sublets the ground floor and fourth and fifth floors to third parties, and permits Cantor Fitzgerald Europe to use the third floor.

Certain Acquisitions and Dispositions of Interests in eSpeed and Combined Company Capital Stock by Cantor

The eSpeed Board of Directors has determined that Cantor is a “deputized” director of eSpeed and the Combined Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. The eSpeed Board of Directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of eSpeed or Combined Company capital stock or interests in eSpeed or Combined Company capital stock from or to eSpeed or the Combined Company or their respective majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Repayment of Existing Loans and Required Capital Contributions

In connection with the separation and prior to the merger, Messrs. Amaitis, Lynn, Merkel and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will use some of the proceeds that they receive in respect of the redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor. With respect to Mr. Amaitis, he will fund the loan repayment using the cash or other property that he receives from Cantor in connection with the redemption of a portion of his Cantor limited partnership interests. With respect to the other individuals, they will fund the loan repayment using the BGC Holdings limited partnership interests and/or distribution rights provided to them in redemption of their Cantor limited partnership interests in connection with the separation. Specifically, such individuals will sell some of their BGC Holdings limited partnership interests and/or distribution rights to Cantor based on the closing price of eSpeed Class A common stock on the date of closing of the merger. With respect to the distribution rights that Cantor acquires, Cantor will immediately sell the BGC Partners units underlying such distribution rights to BGC Partners for the same price per unit that it paid to the individuals for the distribution rights. Cantor will then immediately exchange the BGC Holdings limited partnership interests that it purchases for BGC Partners units on a one-for-one basis and will sell such units to BGC Partners for the same price per unit that it paid to individuals for their BGC Holdings limited partnership interests. The right to the proceeds, net of applicable taxes, will be assigned in connection with the merger by these individuals for repayment of borrowings to their applicable lenders or for payment of required capital contributions prior to the merger, for the substantial majority of which Cantor is the lender, or in the case of capital contributions, the recipient, and the remainder of which are guaranteed by Cantor in the amount of, including accrued interest, $51,861,101 for Mr. Amaitis, $9,567,224 for Mr. Lynn, $1,190,477 for Mr. Merkel, $500,000 for Mr. Saltzman and $3,747,861 for one of the other individuals who is employed by one of our affiliates and $532,847 for the other individual who is employed by one of our affiliates, respectively, that were incurred in order to acquire a portion of their existing Cantor limited partnership interests (and in the case of Messrs. Amaitis and Lynn, a portion of which were for other general purposes) as of September 30, 2007. Assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on

September 28, 2007, Messrs. Lynn, Merkel, Saltzman and the other individuals would sell distribution rights relating to 569,666, 139,563, 49,474 and 404,108 shares of Combined Company Class A common stock, respectively, and Messrs. Lynn, Saltzman and the other individuals would sell 551,931, 9,143 and 97,733 BGC Holdings limited partnership interests, respectively. Cantor’s exchange of the BGC Holdings limited partnership interests that it will acquire from Messrs. Amaitis, Lynn, Saltzman and the other two individuals will be an exception to the general restriction on exchanges by Cantor for one year after the completion of the merger, other than in an amount of up to 20 million in connection with a registered public offering of Class A common shares underwritten by a nationally recognized investment banking firm.

Exchangeability of Founding Partner Interests

Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the merger, subject to applicable law. In addition, prior to the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them, 1,100,000 and 600,000, respectively, will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the merger, subject to applicable law. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

Exchangeability of Working Partner Interests

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company for shares of Combined Company Class A common stock unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interests majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement. From time to time, BGC Partners with the consent of the BGC Holdings exchangeable limited partners (by a BGC Holdings exchangeable limited partnership interests majority in interests), may provide working partners with the right to exchange any issued BGC Holdings working partner interests on terms and conditions to be determined by BGC Partners with the consent of the BGC Holdings exchangeable limited partners (by a BGC Holdings exchangeable limited partnership interests majority in interests).

Exchangeability of Restricted Exchangeable Interests

From time to time, BGC Holdings may issue restricted exchangeable interests pursuant to the BGC Holdings Participation Plan. The restricted exchangeable interests will not be exchangeable with the Combined Company for shares of Combined Company Class A common stock unless and until such restricted exchangeable interests have become exchangeable in accordance with the terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement. The shares ultimately issuable pursuant to the restricted exchangeable interests will be shares of Combined Company Class A common stock issued pursuant to the BGC Partners Long Term Incentive Plan or similar plan.

Prior to the merger, in the fourth quarter of 2007, BGC Partners and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. The number of restricted exchangeable interests to be issued would be determined based on a discount to the eSpeed share price as of the date of such agreement. These agreements will further provide that, in the event the merger does not occur by December 31, 2008, the employee will receive a cash payment equal to 110% of the foregone compensation. Such cash payment will be made by the applicable employer or, in the event such employer fails to make payment, BGC Partners entities. In addition, some employees of BGC Partners and other persons who provide services to BGC Partners may be granted such restricted exchangeable interests as a form of discretionary bonus. Each holder of such restricted exchangeable interests will have the right to exchange one-half of such interests on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation.

BGC Partners Restricted Stock Units

In the fourth quarter of 2007, BGCI anticipates entering into agreements with certain non-U.S. employees to forego 2007 compensation in exchange for the delivery in 2008 of certain BGC RSUs pursuant to the BGC Partners Long Term Incentive Plan or similar plan. In addition, in the fourth quarter of 2007, certain employees of BGC Partners and other persons who provide services to BGC Partners are expected to be granted BGC RSUs as a form of discretionary bonus. These BGC RSUs are expected to vest and become exchangeable into shares of Combined Company Class A common stock in two equal installments on August 31, 2008 and August 31, 2009 or according to such other vesting schedule as may be agreed, and will be eligible to receive dividends paid by BGC Partners prior to vesting pursuant to dividend equivalent awards under the BGC Partners Long Term Incentive Plan or similar plan.

Continuing Interests in Cantor

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Amaitis, Lynn, Merkel, Saltzman and West, will receive distribution rights in the separation. The distribution rights of founding partners, including Messrs. Amaitis, Lynn, Saltzman and West, will entitle the holder to receive a fixed number of shares of the Combined Company Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the other limited partners in Cantor who will not become founding partners, including Messrs. Lutnick and Merkel, will generally entitle the holder to receive a distribution of a fixed number of shares of Combined Company Class A common stock on the ninth anniversary of the merger, subject to acceleration in certain circumstances, as follows:

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held three years or longer as of the merger, 1/3rd of the shares underlying the distribution right on each of the 12-, 18- and 24-month anniversaries of the merger; and

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held less than three years as of the completion of the merger, 1/5th of the shares underlying the distribution right on each of the 12-, 18-, 24-, 30- and 36-month anniversaries of the merger, in each case, if, as of the applicable anniversary date, that holder continues to provide services to Cantor and has not breached his or her partner obligations, including the non-competition and non-solicitation covenants contained in the limited partnership agreement of Cantor.

In addition, the managing general partner of Cantor will be able to grant earlier distribution of the shares to founding partners and the other limited partners of Cantor. The ownership of these distribution rights and underlying shares of common stock will not be dependent upon continued employment with the Combined Company or Cantor, although, in the case of Cantor limited partners not becoming founding partners, the continuing provision of services to Cantor will, in the absence of a breach of the partner obligations, result in accelerated receipt of the shares underlying these distribution rights as described above.

Tax Receivable Agreement

As part of the separation, through its subsidiaries, BGC Partners will purchase BGC U.S. limited partnership interests and BGC Global limited partnership interests issued to Cantor. In addition, the BGC Holdings exchangeable limited partnership interests received by Cantor may, in effect, be exchanged, together with the related BGC Partners units, in the future for shares of Combined Company Class B common stock (or at Cantor’s option, or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). The purchase will and the exchanges may result in increases in the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global attributable to BGC Partners’, or, after the merger, the Combined Company’s, interest in BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that BGC Partners, or, after the merger, the Combined Company, would otherwise be required to pay in the future.

In connection with the separation and related transactions, BGC Partners will enter into, and, after the merger, the Combined Company will assume BGC Partners’ rights and obligations under, a tax receivable agreement with Cantor that will provide for the payment by the Combined Company to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that it actually realizes as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that the Combined Company will benefit from the remaining 15% of cash savings, if any, in income tax that it realizes. The Combined Company will determine, after consultation with Cantor, the extent to which it is permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as the Combined Company’s accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by the Combined Company will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, the Combined Company will be entitled to receive reimbursements from Cantor for amounts it previously paid under the tax receivable agreement and Cantor will indemnify the Combined Company and hold it harmless with respect to any interest or penalties in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but only to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment shall be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing the Combined Company’s actual income and franchise tax liability to the amount of such taxes that the Combined Company would have been required to pay had there been no depreciation or amortization deductions available to the Combined Company with respect to its acquisition of interests in BGC U.S. and BGC Global, and had BGC Partners not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon completion of the merger and the transactions contemplated by the merger agreement and will continue until all such tax benefits have been utilized or expired, unless the Combined Company (with the approval by a majority of the independent directors of the Combined Company) exercises its right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and the Combined Company cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the timing of exchanges and the amount and timing of the Combined Company’s income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of the independent directors of the Combined Company.

BGC Holdings Participation Plan

In connection with the merger, BGC Holdings intends to adopt the Participation Plan as a means to attract, retain, motivate and reward present founding partners, present or prospective restricted exchangeable partners and prospective working partners and executive officers of BGC Partners by enabling such founding partners, restricted exchangeable partners, working partners and executive officers to acquire or increase their ownership interests in BGC Holdings.

The Participation Plan will be administered by the Combined Company’s Compensation Committee or its designee. The Participation Plan will provide for the grant of BGC Holdings limited partnership interests issuable pursuant to the BGC Holdings limited partnership agreement as of the date of the Participation Plan or as may thereafter be issuable thereunder. The total number of BGC Holdings limited partnership interests issuable under the Participation Plan will be determined from time to time by the Board of Directors of the Combined Company, provided, that interests exchangeable for or otherwise representing the right to acquire Combined Company Class A common stock may only be granted to the extent such shares are available for issuance under the BGC Partners Long Term Incentive Plan. The Compensation Committee will have broad administrative authority to, among other things, select present founding partners, present or prospective restricted exchangeable partners or prospective working partners and executive officers entitled to receive bonus or purchase awards, determine the number and type of partnership interests covered by such awards, including whether such partnership interests will be exchangeable for or otherwise represent the right to receive Combined Company Class A common stock, determine the purchase period and other terms and conditions of any purchase rights and interpret and administer the Participation Plan. The Compensation Committee will have the discretion to determine the price of any purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of Class A common stock.

The Participation Plan will provide that the compensation committee may at any time amend or terminate the Participation Plan, provided that, without the participant’s written consent, no such amendment or termination will adversely affect any outstanding purchase rights. Amendments to the Participation Plan will require stockholder approval only if required by applicable laws or applicable regulatory requirements.

EXPENSES OF SOLICITATION

The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s Proxy Statement for our 2008 Annual Meeting of Stockholders, the proposal must be submitted in writing to us for receipt not later than January 15, 2008. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2008 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver to us a copy of their proposal no later than March 31, 2008. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be sent to eSpeed, Inc., 110 East 59th Street, New York, NY 10022, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2006, to the best of our knowledge, all reports were filed on a timely basis.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics (the “Code of Ethics”), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at http://www.espeed.com under the heading “Investor Info.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

YOU ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR CAST YOUR VOTE ON THE INTERNET. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

New York, NY

November 15, 2007

Annex A

eSPEED, INC.

AMENDED AND RESTATED INCENTIVE BONUS COMPENSATION PLAN

1. Purpose. The purpose of this Amended and Restated Incentive Bonus Compensation Plan (the “Plan”) of eSpeed, Inc., a Delaware corporation (the “Company”) is (i) to attract, retain and reward key employees of the Company by providing them with the opportunity to earn bonus awards that are based on the achievement of specified performance goals; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) of the Code so that the Company will be entitled to a federal income tax deduction for the payment of such incentive awards to such employees.

The Plan was initially adopted by the Company in 2003 as the eSpeed, Inc. 2003 Incentive Bonus Compensation Plan. In the first quarter of 2007, the eSpeed, Inc. 2003 Incentive Bonus Compensation Plan was amended, subject to stockholder approval, to increase the maximum annual individual bonus award, beginning for Awards for 2007, to $10 million. The eSpeed, Inc. 2003 Incentive Bonus Compensation Plan has been amended and restated, and, effective as of the closing of the merger between eSpeed, Inc. and BGC Partners, Inc., will be renamed the “BGC Partners, Inc. Amended and Restated Incentive Bonus Compensation Plan.”

2. Definitions. As used in the Plan, the following terms shall the meanings set forth below:

(a) “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

(b) “Board” shall mean the Board of Directors of the Company as constituted from time to time.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” shall mean the committee of the Board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

(e) “Company” shall mean eSpeed, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

(f) “GAAP” shall mean United States generally accepted accounting principles.

(g) “Individual Award Opportunity” shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of the Plan.

(h) “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or (ii) to increase the amount otherwise payable to any other Participant.

(i) “Participant” shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

(j) “Performance Period” shall mean any period commencing on or after January 1, 2007 for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

(k) “Plan” or “Section 162(m) Plan” shall mean the eSpeed, Inc. Incentive Bonus Compensation Plan as set forth in this document, and as amended from time to time.

3. Administration.

(a) General. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and regulation (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company’s senior management:

(i) to designate (within the Applicable Period) the Participants in the Plan and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

(ii) to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

(iii) to determine and certify the bonus amounts earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

(iv) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee’s election as well as elective deferrals at the election of Participants;

(v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

(vi) to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

(vii) to otherwise supervise the administration of the Plan.

It is intended that all amounts payable to Participants under the Plan who are “covered employees” within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed.

(b) Binding Nature of Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

(c) Other. No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan. If a Committee member intended to qualify as an “outside director” under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

4. Plan Participation.

(a) Participant Designations by the Committee. For any given Performance Period, the Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period.

(b) Impact of Plan Participation. An individual who is a designated Participant in the Section 162(m) Plan for any given Performance Period shall not also participate in the Company’s general bonus plans for such Performance Period (to the extent such plans exist), if such participation would cause any award hereunder to fail to qualify as “performance-based” under Section 162(m).

5. Performance Goals.

(a) Setting of Performance Goals. For a given Performance Period, the Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial and strategic measures:

(1) pre-tax or after-tax net income,

(2) pre-tax or after-tax operating income,

(3) gross revenue,

(4) profit margin,

(5) stock price,

(6) cash flow(s),

(7) market share,

(8) pre-tax or after-tax earnings per share,

(9) pre-tax or after-tax operating earnings per share,

(10) expenses,

(11) return on equity, or

(12) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-

based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be “substantially uncertain” at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee’s right to apply Negative Discretion, the amount of the award payable as a result of such performance.

(b) Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent registered public accounting firm in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Applicable Period or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the Applicable Period for a given Performance Period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

6. Bonus Pools, Award Opportunities and Awards.

(a) Setting of Individual Award Opportunities. At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (including, but not limited to, a designated share of a bonus pool or a multiple of annual base salary), provided:

(i) that the designated shares of any bonus pool shall not exceed 100% of such pool; and

(ii) that the Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

(b) Maximum Individual Bonus Award. Notwithstanding any other provision of this Plan, the maximum bonus payable under the Plan to any one individual in any one calendar year shall be $10 million.

(c) Bonus Payments. Subject to the following, bonus awards determined under the Plan for given Performance Period shall be paid to Participants in cash, or shares of Company stock or other stock-based awards pursuant to the Company’s Long Term Incentive Plan, as soon as practicable in the year following the year in which the Performance Period ends to which they apply, provided:

(i) that no such payment shall be made unless and until the Committee, based on the Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent registered public accounting firm), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

(ii) that the Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Committee may establish and announce for such Performance Period, consistent with the applicable requirements of Section 409A of the Code;

(iii) that the Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the

Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of such later date as determined by the Committee; and

(iv) that the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights in the event of a Participant’s termination of employment.

7. General Provisions.

(a) Plan Amendment or Termination. The Board may at any time amend or terminate the Plan, provided that (i) without the Participant’s written consent, no such amendment or termination shall adversely affect the bonus rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code), and (iii) the Board shall submit any Plan amendment to the Company’s stockholders for their approval if and to the extent such approval is required under Section 162(m) of the Code, or other applicable laws or regulation. Nothing herein shall be considered as preventing the Committee from making adjustments to the performance goals or to an Individual Award Opportunity to reflect unusual or non-recurring events, to the extent that such adjustment will not adversely affect the bonus award from qualifying as performance-based compensation under Section 162(m) of the Code.

(b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

(c) Tax Withholding. The Company (and its subsidiaries) shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

(d) No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

(e) Impact of Plan Awards on Other Plans. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

8. Effective Date.

The Plan shall be effective for Performance Periods commencing on and after January 1, 2007 and shall remain effective until terminated by the Board; provided, however, that the continued effectiveness of the Plan shall be subject to the approval of the Company’s stockholders at such times and in such manner as may be required pursuant to Section 162(m) of the Code.

eSPEED, INC.

2007 Annual Meeting of Stockholders—December 13, 2007

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01) and Class B common stock (par value $0.01) of eSpeed, Inc. (the “Company”) that the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of the Company to be held at eSpeed, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on December 13, 2007, commencing at 10:00 a.m. (local time), and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box [X] in blue or black ink.

1.	Election of Directors.

Nominees: HOWARD W. LUTNICK, LEE M. AMAITIS, JOHN H. DALTON, CATHERINE P. KOSHLAND, BARRY R. SLOANE AND ALBERT M. WEIS.

[    ] FOR all nominees listed above

[    ] WITHHOLD AUTHORITY to vote for the following nominees:

(Instructions: To withhold authority to vote for any one or more nominees, mark the “WITHHOLD AUTHORITY” box and write the name of the nominee or nominees in the space provided above.)

2.	Approval of the Amended and Restated eSpeed, Inc. Incentive Bonus Compensation Plan:

FOR ☐ AGAINST ☐ ABSTAIN ☐

(Continued and to be signed on reverse side)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2007 Annual Meeting and any adjournment thereof.

Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING [ ]

Dated:	, 2007

Signature

To vote by mail, please sign, date and return the proxy card using the enclosed envelope. To vote by internet, please visit www.proxyvote.com, and follow the instructions.